UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

EMPLOYERS HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

3)

Per unit price or other price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form of Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.:

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April 13, 2012

Dear Stockholder:

You are cordially invited to attend the 2012 Annual Meeting of Stockholders of Employers Holdings, Inc. The meeting will be held on Thursday, May 24, 2012, beginning at 10:00 a.m. Pacific Daylight Time at the Reno-Sparks Convention Center located at 4590 South Virginia Street, Reno, Nevada 89502.

All holders of record of Employers Holdings, Inc. common stock as of the close of business on March 26, 2012 are entitled to vote at the 2012 Annual Meeting of Stockholders.

As described in the accompanying Notice and Proxy Statement, you will be asked to (i) elect three Directors for three-year terms expiring in 2015, (ii) vote on a non-binding resolution to approve the compensation paid to the Company’s Named Executive Officers, and (iii) ratify the appointment of Ernst & Young LLP as the Company’s independent accounting firm for 2012.

Employers Holdings, Inc.’s Annual Report for the year ended December 31, 2011 is available at www.ematerials.com/eig.

We are pleased to continue to furnish proxy materials to our stockholders electronically over the Internet. We believe that this e-proxy process expedites stockholder receipt of proxy materials, lowers our costs associated with the production and distribution of proxy materials, and reduces the environmental impact of our Annual Meeting.

Your vote is very important to us. Whether or not you plan to attend the meeting, we hope that you will vote as soon as possible. You may vote over the Internet, by telephone or, if you received printed proxy materials, by signing, dating, and returning a proxy card. You can revoke your proxy any time prior to the Annual Meeting and submit a new proxy as you deem necessary.

I look forward to seeing you at the Annual Meeting on May 24, 2012.

Sincerely,

Robert J. Kolesar
Chairman of the Board

America’s small business insurance specialist.®

tel 775 327-2700     ½     10375 PROFESSIONAL CIRCLE     ½     RENO, NV 89521-4802     ½     www.employers.com

EMPLOYERS HOLDINGS, INC.
10375 Professional Circle
Reno, Nevada 89521-4802

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on Thursday, May 24, 2012

The 2012 Annual Meeting of Stockholders of Employers Holdings, Inc. (the “Company”) will be held on Thursday, May 24, 2012, beginning at 10:00 a.m. Pacific Daylight Time at the Reno-Sparks Convention Center located at 4590 South Virginia Street, Reno, Nevada 89502 for the following purposes:

1.	To elect three Class III Directors to serve until the 2015 Annual Meeting of Stockholders and until their successors are duly elected and qualified;

2.	To hold a non-binding vote to approve the compensation paid to the Company’s Named Executive Officers;

3.	To ratify the appointment of Ernst & Young LLP as the Company’s independent accounting firm for the fiscal year ending December 31, 2012; and

4.	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

Only holders of record of the Company’s common stock as of the close of business on March 26, 2012 have the right to receive notice of and to vote at the 2012 Annual Meeting of Stockholders and any postponement, adjournment or other delay thereof.

By Order of the Board of Directors,

Lenard T. Ormsby
Executive Vice President, Secretary
and Chief Legal Officer

April 13, 2012

YOUR VOTE IS IMPORTANT. YOU MAY VOTE YOUR SHARES IN PERSON BY BALLOT AT THE ANNUAL MEETING, OVER THE INTERNET, BY TELEPHONE, OR BY RETURNING A SIGNED AND DATED PROXY CARD.

America’s small business insurance specialist.®

tel 775 327-2700     ½     10375 PROFESSIONAL CIRCLE     ½     RENO, NV 89521-4802     ½     www.employers.com

i

EMPLOYERS HOLDINGS, INC.
10375 Professional Circle
Reno, Nevada 89521-4802

PROXY STATEMENT

This Proxy Statement, the accompanying proxy card and the 2011 Annual Report to stockholders of Employers Holdings, Inc. (the “Company” or “Employers Holdings”) are being made available on or about April 13, 2012 in connection with the solicitation on behalf of the Board of Directors of Employers Holdings of proxies to be voted at the 2012 Annual Meeting of Stockholders to be held on Thursday, May 24, 2012, and any postponement(s), adjournment(s) or other delays thereof (the “Annual Meeting”). All holders of record of Employers Holdings common stock, par value $0.01 per share (the “common stock”), as of the close of business on March 26, 2012 (the “Record Date”) are entitled to vote at the Annual Meeting. Each holder of record on the Record Date is entitled to one vote at the Annual Meeting for each share of common stock held. On the Record Date, there were 31,995,685 shares of common stock outstanding and entitled to vote at the Annual Meeting.

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we are providing access to our proxy materials over the Internet. On or about April 13, 2012, we mailed to our stockholders a “Notice of Internet Availability of Proxy Materials” (the “Notice”), which tells stockholders how to access and review the information contained in the proxy materials and how to submit their proxies over the Internet or by telephone. We believe that utilizing this e-proxy process expedites stockholder receipt of proxy materials, lowers the costs associated with the production and distribution of proxy materials, and reduces the environmental impact of our Annual Meeting. You may not receive a printed copy of the proxy materials unless you request the materials by following the instructions included in the Notice. In addition, by following the instructions included in the Notice, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. Your election to receive proxy materials in printed form by mail or by email will remain in effect until you terminate such election.

Unless otherwise required by applicable law or the Company’s Articles of Incorporation or Bylaws, both as amended and restated, a majority of the voting power of the issued and outstanding common stock entitled to vote, including the voting power that is represented in person or by proxy, regardless of whether any such proxy has the authority to vote on all matters, shall constitute a quorum for the transaction of business at the Annual Meeting. Shares of common stock represented in person or by proxy (including broker non-votes and shares that abstain or do not vote with respect to one or more of the proposals to be voted upon) will be counted for the purpose of determining whether a quorum exists. There are no cumulative voting rights.

If you own shares of common stock held in a “street name” by a bank or brokerage firm and you do not instruct your bank or broker how to vote your shares using the instructions that your bank or broker provides to you, your bank or broker may not be able to vote your shares. If you give your bank or broker instructions, your shares will be voted as you direct. If you do not give instructions, whether the bank or broker can vote your shares depends on whether the proposal is considered “routine” or “non-routine” under New York Stock Exchange (“NYSE”) rules. If a proposal is routine, a bank, broker or other entity holding shares for an owner in a street name may vote on the proposal without voting instructions from the owner. If a proposal is non-routine, the bank, broker or other entity may vote on the proposal only if the beneficial owner of the shares has provided voting instructions. A broker non-vote occurs when the bank, broker or other entity is unable to vote on a proposal because the proposal is non-routine and the owner does not provide instructions. The proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent accounting firm is the only proposal that is considered routine. If your shares are held in a “street name” and you wish to attend the Annual Meeting in person, you must bring an account statement or letter from your bank or broker showing that you are the beneficial owner of your shares as of the Record Date in order to be admitted to the Annual Meeting.

Directors are elected by a plurality of the votes cast, and the three nominees who receive the greatest number of votes cast in the election of Directors at the Annual Meeting will be elected Directors for a three-year term and until their successors are duly elected and qualified. In the election of Directors, broker non-votes will be disregarded and have no effect on the outcome of the vote.

Approval of the non-binding vote to approve the compensation paid to the Company’s Named Executive Officers requires the number of votes cast in favor of the proposal to exceed the number of votes cast in opposition to the proposal. The results of this vote are not binding on the Board of Directors. For the non-binding vote to approve the compensation paid to the Company’s Named Executive Officers, abstentions from voting and broker non-votes, if any, will be disregarded and have no effect on the outcome of the vote.

Approval of the proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent accounting firm requires the number of votes cast in favor of the proposal to exceed the number of votes cast in opposition to the proposal. Abstentions from voting and broker non-votes, if any, will be disregarded and have no effect on the outcome of the vote.

You may vote your shares in any of the following ways:

•	by telephone at 1-800-560-1965 anytime before 12:00 p.m., Central Daylight Time, on May 23, 2012;

•	by the Internet at http://www.eproxy.com/eig anytime before 12:00 p.m., Central Daylight Time, on May 23, 2012;

•	by signing and dating the enclosed proxy card and returning it to the Company as soon as possible in the enclosed postage prepaid envelope; or

•	in person by ballot at the Annual Meeting.

If you vote by proxy, you may revoke your proxy at any time before it is voted at the Annual Meeting. You may do this by:

•	delivering a written notice (before the Annual Meeting) revoking your proxy to the Secretary of the Company at the above address;

•	delivering a new proxy (before the Annual Meeting) bearing a date after the date of the proxy being revoked; or

•	voting in person by ballot at the Annual Meeting.

All properly executed proxies, unless revoked as described above, will be voted at the Annual Meeting in accordance with your directions on the proxy. If a properly executed proxy gives no specific instructions, the shares of common stock represented by that proxy will be voted:

•	FOR the election of each of the three Director nominees to serve a three-year term expiring at the 2015 Annual Meeting of Stockholders;

•	FOR approval of the compensation paid to the Company’s Named Executive Officers;

•	FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent accounting firm for 2012; and

•	at the discretion of the proxyholders with regard to any other matter that is properly presented at the Annual Meeting.

In accordance with the Company’s Bylaws, Robert Kolesar, Chairman of the Board, has appointed Kevin Kelly of Morrow & Co., LLC, or his designee, and Barbara M. Novak of Wells Fargo Shareowner Services, or her designee, to be the inspectors of election at the Annual Meeting. The inspectors of election are not officers or Directors of the Company. They will receive and canvass the votes given at the Annual Meeting and certify the results. You may contact Tanya Yamagata at (775) 327-2764 for directions to the Reno-Sparks Convention Center, 4590 South Virginia Street, Reno, Nevada, the site of the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 24, 2012.

The Proxy Statement and Annual Report to stockholders are available at www.ematerials.com/eig.

PROPOSAL ONE

ELECTION OF DIRECTORS

The Company’s full Board of Directors (the “Board of Directors” or the “Board”) consists of nine Directors. The Board is divided into three classes, with each having three Directors. The Directors in each class serve for a three-year term and until their successors are duly elected and qualified. The terms of each class expire at successive annual meetings so that the stockholders elect one class of Directors at each annual meeting. Currently, Class I, Class II and Class III terms expire in 2013, 2014, and 2012, respectively. The current composition of the Board and the Director nominees for terms expiring at the 2012 Annual Meeting of Stockholders are listed below.

The election of the three Class III Directors will take place at the Annual Meeting. At its meeting of February 27, 2012, the Board, with each nominee abstaining on the vote for him/herself, approved the recommendation of the Board Governance and Nominating Committee that each of the current Class III Directors be nominated for a three-year term. All three nominees are current members of the Board. All properly executed proxies will be voted for these nominees unless contrary instructions are properly made, in which case the proxy will be voted in accordance with such instructions. Should any nominee become unable or unwilling to serve, the proxies will be voted for the election of such person as shall be recommended by the Board. The Board has no reason to believe that the persons listed as nominees will be unable to serve. Each of the nominees has consented to being named in this Proxy Statement and to serve as a Director if elected.

The current composition of the Board is:

Class III Directors (term expiring at the 2012 Annual Meeting and nominated to serve until the 2015 Annual Meeting)	Ronald F. Mosher Katherine W. Ong Valerie R. Glenn
Class I Directors (serving until the 2013 Annual Meeting)	Rose E. McKinney-James John P. Sande, III Michael D. Rumbolz
Class II Directors (serving until the 2014 Annual Meeting)	Robert J. Kolesar Douglas D. Dirks Richard W. Blakey

Pursuant to the rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the following information lists, as to nominees for Director and Directors whose terms of office will continue after the Annual Meeting, the principal occupation, age, the year in which each first became a Director of Employers Holdings or its predecessor, the year in which each person first became a Director of any Employers Holdings subsidiary or its predecessor, and directorships in registered investment companies or companies having securities that are registered pursuant to, or that are subject to certain provisions of, the Exchange Act. Except as otherwise indicated, each nominee or continuing Director has had the same principal occupation or employment during the past five years. The information provided is as of February 2012, unless otherwise indicated.

Employers Holdings is the name of our Company resulting from the completion of the conversion of EIG Mutual Holding Company (“EIG”) from a Nevada mutual holding company to a Nevada stock corporation on February 5, 2007. EIG and its wholly-owned direct subsidiary, Employers Insurance Group, Inc. (“EIGI”) (now known as Employers Group, Inc. (“EGI”)), were formed on April 1, 2005 in conjunction with the conversion of Employers Insurance Company of Nevada, A Mutual Company (“EICN”), into a Nevada stock corporation. EICN commenced operations as a private mutual insurance company on January 1, 2000, when it assumed the assets, liabilities and operations of the former Nevada State Industrial Insurance System (the “Fund”) pursuant to legislation passed in the 1999 Nevada Legislature. Employers Compensation Insurance Company (“ECIC”), a wholly-owned subsidiary of EICN, commenced operations when we acquired renewal rights and certain other tangible and intangible assets from Fremont Compensation Insurance Group and its affiliates (“Fremont”) in 2002. Employers Preferred Insurance Company (“EPIC”) (formerly known as AmComp Preferred Insurance Company) and its wholly-owned subsidiary, Employers Assurance Company (“EAC”)

(formerly known as AmComp Assurance Corporation), commenced operations under their new names when we completed the acquisition of AmCOMP Incorporated (“AmCOMP”) on October 31, 2008. In connection with the acquisition of AmCOMP, we also acquired EIG Services, Inc. (formerly known as Pinnacle Administrative Services, Inc.), Pinnacle Benefits, Inc. and AmSERV, Inc. which, with EPIC, are wholly-owned subsidiaries of EGI.

Nominees for Election as Class III Directors With Terms Expiring at the 2015 Annual Meeting

Ronald F. Mosher, age 68, has served as a Director of Employers Holdings, EGI and their predecessors since their creation in April 2005. He was also a Director of EICN from December 2003 to March 2007 and a Director of ECIC from December 2003 to May 2004. Mr. Mosher has extensive experience in the insurance industry and served as a senior executive with AEGON N.V. from 1983 until his retirement in 2003. He also works as a consultant in the insurance industry. Mr. Mosher currently is a Director of Transamerica Life (Bermuda), Ltd., WFG Reinsurance (Bermuda) Ltd. and is Executive Director of Asia Business Consulting Company (Beijing), and has previously served on several other insurance company boards. Mr. Mosher is a Certified Public Accountant, a member of the American Institute of Certified Public Accountants, and the National Association of Corporate Directors. Mr. Mosher earned a B.S. degree from the University of Denver and an M.B.A. degree from Cornell University.

Katherine W. Ong, age 54, has served as a Director of Employers Holdings, EGI and their predecessors since their creation in April 2005. She was also a Director of EICN from January 2000 to March 2007 and a Director of ECIC from August 2002 to May 2004. Since January 1996, she has been the co-founder and Director of Hobbs, Ong & Associates, Inc., a financial consulting group specializing in advisory services for municipal bond financings, problem solving and support. Prior to 1996, she was the Budget Manager for Clark County, Nevada. Ms. Ong is a member of the Government Finance Officer’s Association. In 2011, Ms. Ong was appointed to the Nevada Public Employees’ Retirement System Board by Governor Brian Sandoval. Ms. Ong received a B.S. degree from the University of Nevada Las Vegas.

Valerie R. Glenn, age 57, has served as a Director of Employers Holdings and its predecessor since April 2006 and EGI since February 2007. Ms. Glenn is CEO and majority owner of MPR, dba The Glenn Group, one of the largest privately held marketing communications firms in Nevada. Ms. Glenn has been co- owner and publisher of Visitor Publications, Inc., which publishes the Reno/Tahoe Visitor, since January 1998. She was a founding partner in the advertising sales firm of Kelley-Rose Advertising, Inc. from 1981 to 1994. Ms. Glenn began her advertising career in San Francisco in 1976 with international advertising agency Dancer Fitzgerald Sample. Ms. Glenn graduated from the University of Nevada, Reno with a B.A. degree. Ms. Glenn is a past chairman of the boards of the Nevada Museum of Art, Economic Development Authority of Western Nevada (EDAWN), Reno-Sparks Chamber of Commerce, Nevada Women’s Fund, and University of Nevada College of Business Advisory Board.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE THREE NOMINEES LISTED ABOVE.

Continuing Directors Whose Terms Expire at the 2013 Annual Meeting

Rose E. McKinney-James, age 59, has served as a Director of Employers Holdings, EGI and their predecessors since their creation in April 2005. She was also a Director of EICN from March 2001 to March 2007 and a Director of ECIC from August 2002 to May 2004. Ms. McKinney-James has been the owner of Energy Works Consulting, LLC since 2003 and McKinney-James & Associates since 2005, both located in Las Vegas, Nevada. Both firms focus on public affairs in the areas of energy, education, and environmental policy. In 2007, Ms. McKinney-James joined Nevada State Bank Public Finance as the Director of External Affairs. Prior to creating Energy Works Consulting in 2003, Ms. McKinney-James was President and Chief Executive Officer of the Corporation for Solar Technologies and Renewable Resources from 1995 to 2000, and the President of public affairs and advertising for Brown & Partners Advertising from 2000 to 2001. She held the position of President of Government Affairs for the firm of Faiss Foley Merica in 2000 and 2001. Ms. McKinney-James is a former Commissioner with the Nevada Public Service Commission and also served as the Director of the Nevada Department of Business and Industry. She is the Chairperson of Nevada Partners, Inc., as well as a Director of Toyota

Financial Savings Bank, MGM Resorts International, a public company, and its subsidiary MGM Detroit, LLC, the American Council for Energy Efficient Economy, The Smith Center for the Performing Arts, and Three Square. She is also on the Board of Advisors of Vote Solar. Ms. McKinney-James received a B.A. degree from Olivet College and J.D. degree from Antioch School of Law in Washington, D.C.

Michael D. Rumbolz, age 58, has served as a Director of Employers Holdings, EGI and their predecessors since their creation in April 2005. He was also a Director of EICN from January 2000 to March 2007 and a Director of ECIC from August 2002 to May 2004. Mr. Rumbolz has over 30 years of experience in the gaming industry. He was Chief Executive Officer and Chairman of the Board of Cash Systems, Inc., a public company, from January 2005 until the company was purchased by Global Cash Access Holdings, Inc. (“GCA”), a publicly traded provider of cash access and data intelligence services and solutions to the gaming industry, in August of 2008. He was the Corporate Strategy Advisor to the CEO of GCA from September 2008 until September 2010 when he joined the GCA board of directors and the board of directors of its wholly owned subsidiary Global Cash Access, Inc. He also joined the Board of Directors of Herbst Gaming, LLC in January 2011 upon its emergence from bankruptcy. The company was then renamed Affinity Gaming, LLC. He has been a Director of Seminole Hard Rock Holdings, LLC since 2008. He has been Managing Director of Acme Gaming LLC, a gaming consultancy service, since July 2001. He has been a Director on the Board of Trustees of Nathan Adelson Hospice since 2000 and its subsidiaries. He was Vice Chairman and a member of the Board of Casino Data Systems, a public company, from March 2000 to July 2001 when it was acquired by Aristocrat. He was President and Chief Executive Officer of Anchor Gaming, a public company, from 1995 to 2000 and Director of Corporate Development for Circus Circus Enterprises, Inc. from late 1992 to June 1995, including serving as the first President and Managing Director of Windsor Casino Limited, a consortium company owned by Hilton Hotel Corp., Circus Circus Enterprises, Inc. and Caesars World. Mr. Rumbolz also held various executive positions with Trump Hotels & Casino Resorts. In addition to his corporate experience, Mr. Rumbolz was the former Chief Deputy Attorney General and the former Chairman of the Nevada Gaming Control Board. He received a B.A. degree with distinction from the University of Nevada, Las Vegas and a J.D. degree from the University of Southern California, Gould School of Law.

John P. Sande, III, age 62, has served as a Director of Employers Holdings, EGI and their predecessors since their creation in April 2005. He was also a Director of EICN from March 2001 to March 2007 and a Director of ECIC from August 2002 to May 2004. Mr. Sande has been a partner of the Nevada law firm of Jones Vargas and its predecessor firm, Vargas and Bartlett, since 1974, primarily practicing in the areas of administrative law and trusts and estates. He is Chairman of the Board of the Reno-Tahoe Open Foundation, serves as Director of the Reno Air Racing Association and is a founding member of the Montreux Golf & Country Club Board of Governors. He has served as Co-Chairman of the KNPB Channel 5 Capital Campaign, as a Trustee of the William F. Harrah Automobile Foundation, and has served four terms on the Stanford University Athletic Board. Mr. Sande is a Trustee for the William F. Harrah Trusts, a Director of Western Alliance Bancorp, a publicly traded bank holding company, and its subsidiary, Western Alliance Bank, and he previously served on the Board of Directors for Bank of America Nevada (Valley Bank of Nevada) and as Chairman of First Independent Bank of Nevada. Mr. Sande holds a B.A. degree, with great distinction, from Stanford University and a J.D. degree, cum laude, from Harvard University.

Continuing Directors Whose Terms Expire at the 2014 Annual Meeting

Robert J. Kolesar, age 68, has served as a Director of Employers Holdings, EGI and their predecessors since their creation in April 2005; a Director of EICN since January 2000; a Director of ECIC since August 2002; and a Director of EPIC, EAC, EIG Services, Inc., and Pinnacle Benefits, Inc. since November 2008. He has been the Chairman of the Board of Employers Holdings, EGI and their predecessors since 2005, Chairman of the Board of EICN and ECIC since 2004, and Chairman of the Board of EPIC, EAC, EIG Services, Inc., and Pinnacle Benefits, Inc. since November 2008. Mr. Kolesar has been a founding/managing partner of the Las Vegas, Nevada law firm of Kolesar & Leatham since 1986. Mr. Kolesar practices in the fields of real estate, corporation, banking, finance, and fiduciary/trust law. Prior to entering into private practice in 1986, Mr. Kolesar held General Counsel and/or Senior

Legal Staff positions in Nevada at Valley Bank of Nevada (now Bank of America), and in Cleveland, Ohio at Cardinal Federal Savings and Loan Association, The Ameritrust Company (now KeyBank) and Forest City Enterprises, Inc. He currently serves on the Boards of Directors of numerous Nevada subsidiaries of Marshall & Ilsley Corporation and has served on the Board of HELP of Southern Nevada, the Las Vegas Symphony, and the National Conference for Community and Justice. Mr. Kolesar has multiple group memberships, including the National Association of Industrial and Office Parks and the International Council of Shopping Centers, and is currently on the Board of Trustees of the Nevada Development Authority and the Board of Advisors of the Las Vegas Chamber of Commerce. He is a member of the American Bar Association and the Nevada and Clark County Bar Associations. Mr. Kolesar received a B.A. degree from John Carroll University and a J.D. degree from Case Western Reserve University.

Douglas D. Dirks, age 53, has served as President and Chief Executive Officer of Employers Holdings, EGI and their predecessors since their creation in April 2005 and as President and Chief Executive Officer of EICN, ECIC, EPIC and EAC since February 1, 2011. He has served as Chief Executive Officer of EICN and ECIC since January 2006 and as Chief Executive Officer of EPIC, EAC, EIG Services, Inc., Pinnacle Benefits, Inc., and AmSERV, Inc. since November 2008. He served as President and Chief Executive Officer of EICN from January 2000 until January 2006, and served as President and Chief Executive Officer of ECIC from May 2002 until January 2006. Mr. Dirks has served as President and Chief Executive Officer of Employers Occupational Health, Inc. (“EOH”) and Elite Insurance Services, Inc. (“EIS”) since 2002. He has been a Director of Employers Holdings, EGI and their predecessors since April 2005; a Director of EIS since 1999, EICN since December 1999, EOH since 2000, ECIC since May 2002, and a Director of EPIC, EAC, EIG Services, Inc., Pinnacle Benefits, Inc. and AmSERV, Inc. since November 2008. Mr. Dirks was the Chief Executive Officer of the Fund from 1995 to 1999 and its Chief Financial Officer from 1993 to 1995. Prior to joining the Fund, he served in senior insurance regulatory positions and as an advisor to the Nevada Governor’s Office. Mr. Dirks also has worked in the public accounting and investment banking industries and is a licensed Certified Public Accountant in the state of Texas. He presently serves on the Board of Directors of the Nevada Insurance Education Foundation. Mr. Dirks holds B.A. and M.B.A. degrees from the University of Texas and a J.D. degree from the University of South Dakota.

Richard W. Blakey, age 62, has served as a Director of Employers Holdings, EGI and their predecessors since their creation in April 2005. He was also a Director of EICN from January 2000 to March 2007 and a Director of ECIC from August 2002 to May 2004. Dr. Blakey is a practicing board certified orthopaedic surgeon with and a Director and Chairman of the Board of the Reno Orthopaedic Clinic, and Chairman of the Board of Healthy Family Foundation, and part owner of the Reno Orthopaedic Surgery Center. He is a member of the American Academy of Orthopedic Surgeons, Nevada State Medical Association, and Washoe County Medical Society. Dr. Blakey actively practices at, and is affiliated with, Saint Mary’s Regional Medical Center, Northern Nevada Medical Center, and Renown Regional Medical Center. He has served as Chairman of the Board of the Reno Spine Center. Dr. Blakey is a Board certified orthopedic surgeon. He received a B.S. degree from the California Institute of Technology and his medical degree from the University of Southern California, School of Medicine.

The Company’s Bylaws provide that no person (other than a person nominated by, or on behalf of, the Board or any authorized committee thereof) will be eligible to be elected a Director at an annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing Directors, unless a written stockholder’s notice, in proper form, is received by the Corporate Secretary not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. If the annual meeting is not called for a date that is within 25 days of the anniversary date of the immediately preceding annual meeting, a stockholder’s notice must be given not later than the close of business 10 days after the date on which notice of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first. To be in proper written form, a stockholder’s notice must include, among other things, the information specified in the Bylaws about each nominee and the stockholder making the nomination. The notice also must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a Director if elected.

Separate procedures have been established for stockholders to submit Director candidates for consideration by the Board Governance and Nominating Committee. These procedures are described below under the subsection “Board Governance and Nominating Committee.”

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Board of Directors. During the year ended December 31, 2011, there were ten meetings of Employers Holdings’ Board of Directors. Each Director attended at least 75% of the aggregate of the meetings of the Board of Directors and the committees of the Board on which such members served during 2011. The Company has the following standing Committees: Audit Committee, Board Governance and Nominating Committee, Compensation Committee, Executive Committee, and Finance Committee.

Directors are expected to attend the Annual Meeting. All Directors attended the 2011 Annual Meeting of Stockholders (the “2011 Annual Meeting”).

Board Committees

In 2010, the Board Governance and Nominating Committee recommended and the Board of Directors approved a process whereby the Committee assignments and the Chairs of various Committees would rotate on a more frequent basis. This process is intended to provide the directors with additional exposure to the responsibilities of the various Committees and increase the depth of their experience. This process includes the requirement that an incoming Chair of a Committee must either be on the Committee for at least one-year before assuming the duties of the Chair or must have prior experience on that Committee. The changes to the Committee and Chair assignments occur each year following the Annual Meeting. The following table reflects the Committee and Chair assignments following the 2011 Annual Meeting which occurred on May 26, 2011.

The following table summarizes the membership of the Board’s standing committees and the independence of the Company’s Directors.

Name of Director	Independent Director	Audit		Board Governance and Nominating		Finance		Compensation		Executive
Richard W. Blakey	Yes	✓		—		✓		—		—
Douglas D. Dirks	—	—		—		✓		—		✓
Valerie R. Glenn	—	—		—		✓		—		—
Robert J. Kolesar	Yes	—		—		—		✓		✓	(C)
Rose E. McKinney-James	Yes	—		✓	(C)	✓		—		✓
Ronald F. Mosher	Yes	—		✓		—		✓		—
Katherine W. Ong	Yes	—		✓		✓	(C)	—		✓
Michael D. Rumbolz	Yes	✓	(C)	—		—		—		✓
John P. Sande, III	Yes	✓		—		—		✓	(C)	✓
Number of Meetings Held in 2011		12		5		6		8		0

(C)	denotes committee chair

Audit Committee

This committee currently consists of Messrs. Rumbolz, Chair, Sande and Blakey. Prior to the 2011 Annual Meeting, the committee consisted of Messrs. Mosher, Chair, Rumbolz and Sande. The Company’s Audit Committee satisfies the independence and other requirements of the NYSE and the SEC. Each member of the Audit Committee is financially literate. In addition, the Board of Directors has determined that Mr. Rumbolz is an “audit committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-K of the Securities Act of 1933, as amended. The Audit Committee assists the Board in monitoring the integrity of our financial statements, our independent auditors’

qualifications and independence, the performance of our internal audit function and independent auditors, and our compliance with legal requirements. The Audit Committee also prepared the Audit Committee Report included in this Proxy Statement on page 45. The Audit Committee has direct responsibility for the appointment, compensation, retention, termination, and oversight of our independent auditors, and our independent auditors report directly to the Audit Committee. The Audit Committee reviews and evaluates, at least annually, the performance of the Audit Committee and its members, including its compliance with the Audit Committee Charter. A copy of the Audit Committee Charter is available on our website at www.employers.com. The Company will provide a print copy of the Charter to any stockholder who requests it. The Audit Committee met twelve times in 2011.

Board Governance and Nominating Committee

This committee currently consists of Ms. McKinney-James, Chair, Mr. Mosher and Ms. Ong. Prior to the 2011 Annual Meeting, the committee consisted of Ms. McKinney-James, Chair, and Messrs. Kolesar and Blakey. Our Board Governance and Nominating Committee satisfies the independence and other requirements of the NYSE and the SEC. The purpose of the Board Governance and Nominating Committee is to identify and select qualified individuals to become members of the Board of Directors and its committees, to determine the composition of the Board of Directors and its committees, to recommend to the Board a slate of Director nominees for each annual meeting of stockholders, to develop and recommend to the Board of Directors sound corporate governance policies and procedures, to review succession plans of the Company’s Chairman and Chief Executive Officer, and to oversee the evaluation of the Board and committees.

The Board Governance and Nominating Committee will consider Director candidates recommended by stockholders. In considering candidates recommended by stockholders, the Board Governance and Nominating Committee will take into consideration the needs of the Board and the qualifications of the candidate. To have a candidate considered by the Board Governance and Nominating Committee, a stockholder must submit the recommendation in writing and must include the following information:

•	as to each person the stockholder recommends as a Director:

™	the name, age, business address and residence address of the person;

™	the principal occupation or employment of the person;

™	the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the person; and

™

the other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and

•	as to the stockholder making the recommendation:

™	the name and record address of such stockholder;

™	the class or series and number of shares of capital stock of the Company that are owned beneficially or of record by such stockholder;

™

a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are made by such stockholder; and

™

any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

Such recommendation must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a Director if elected.

The Board Governance and Nominating Committee may, if it determines to do so, utilize a search firm to assist in its review of any potential Director candidates and will evaluate Director candidates recommended by stockholders in the same manner as other candidates, in addition to considering the needs of the Board. Any Director recommendations by stockholders for consideration by the Board Governance and Nominating Committee must include the above-identified information and should be addressed to the Corporate Secretary at the address above.

Following verification of the stockholder status of person(s) recommending the candidate(s), the Board Governance and Nominating Committee will consider the recommendations at a regularly scheduled meeting. If any materials are provided by a stockholder in connection with the recommendation of a Director candidate, such materials will be forwarded to the Board Governance and Nominating Committee.

The Board Governance and Nominating Committee has adopted Procedures and Criteria for Nomination as a Director (the “Procedures”) to assist the Committee in reviewing and evaluating Director nominees. The Procedures identify qualifications that should be considered when comparing and evaluating Director nominees from any source. The general criteria include background and experience, and an appropriate mix of professional experience and/or training in accounting, finance, technology, management, marketing, securities, and the law. The specific criteria to be reviewed by the Board Governance and Nominating Committee includes, but is not limited to, the following: integrity; ability to work with others; experience at a senior level in a particular industry; commitment; financial literacy and an understanding of board governance; no conflict of interest with the Company; and the ability to satisfy the independence requirements of the NYSE and the SEC. The Board Governance and Nominating Committee also may seek to have the Board represent a diversity of backgrounds and experience. Although the Board Governance and Nominating Committee does not have a written diversity policy, it considers diversity of knowledge, skills and professional experience as factors in evaluating candidates for the Board. The Board Governance and Nominating Committee assesses its achievement of diversity through its review of Board composition as part of the annual Board self-evaluation process. The Board Governance and Nominating Committee is responsible for assessing the appropriate balance of the various criteria required of Board members.

In 2011, the Board Governance and Nominating Committee did not engage the services of a third party to help identify or evaluate Director nominees. The Board Governance and Nominating Committee reviews and evaluates, at least annually, the performance of the Board Governance and Nominating Committee and its members, including its compliance with the Board Governance and Nominating Committee Charter. A copy of the Board Governance and Nominating Committee Charter is available on our website at www.employers.com. The Company will provide a print copy of this Charter to any stockholder who requests it. The Board Governance and Nominating Committee met five times in 2011.

Compensation Committee

This committee currently consists of Messrs. Sande, Chair, Mosher and Kolesar. Prior to the 2011 Annual Meeting, this committee consisted of Messrs. Rumbolz, Chair, Sande and Ms. Ong. Our Compensation Committee satisfies the independence and other requirements of the NYSE and the SEC. This committee determines the details of the compensation package for the Chief Executive Officer and other Executive Officers, with advice and recommendations from the Chief Executive Officer with respect to the compensation packages of the other Executive Officers; establishes the total compensation philosophy and strategy for the Company and its Board; administers our equity and incentive plan, incentive and discretionary bonuses, 401(k) plan and other benefits plans; and approves the salaries and bonuses for Executive Officers. This committee may delegate to one or more of its members or to one or more executive officers or other agents those administrative duties it may deem advisable (including the authority to grant awards under the equity and incentive plan to non-officers), and this committee or its delegate may employ one or more persons to render advice with respect to any responsibility this committee or such person may have under the plan. The Compensation Committee prepared the Compensation Committee Report included in this Proxy Statement on page 29.

The Compensation Committee originally retained the services of Towers Watson to provide the Compensation Committee assistance with respect to 2011 compensation-related matters. In this regard, we paid Towers Watson $6,630 for executive compensation services that it performed for the Compensation Committee in 2011. Shortly after the Committee approved its 2011 peer group, this committee was informed that a group of executive compensation consultants from Towers Watson, including the consultant advising the Committee, had created a new consulting firm called Pay Governance, LLP (“Pay Governance”). For continuity purposes, beginning September 7, 2010, this committee retained the services of Pay Governance (instead of Towers Watson) to advise it. We paid Pay Governance $109,609 for executive compensation services that it performed for the Compensation Committee in 2011. Management did not retain a separate compensation consultant for the purposes of determining compensation for any of the Named Executive Officers in 2011.

From time to time, Towers Watson and its affiliates have been retained to provide to the Company services unrelated to executive and director compensation. In 2011, the Company paid Towers Watson and its affiliates $161,237 for consulting work related to ongoing operations and a potential strategic opportunity. The Compensation Committee of the Board of Directors approved these consulting services. The Company did not retain Pay Governance to provide any services other than those related to executive and director compensation.

In 2008, the Compensation Committee of the Board of Directors adopted stock ownership guidelines that require our non-employee directors to own a minimum number of shares of our common stock equal to three times the directors’ annual cash retainer. The non-employee directors may accumulate the number of shares necessary to meet the minimum stock ownership level during the three years following the adoption of the guidelines or, if later, during the first three years after becoming a non-employee director.

The Compensation Committee reviews and evaluates, at least annually, the performance of the Compensation Committee and its members, including its compliance with the Compensation Committee Charter. A copy of the Compensation Committee Charter is available on our website at www.employers.com. The Company will provide a print copy of this Charter to any stockholder who requests it. The Compensation Committee met eight times in 2011.

Executive Committee

This committee currently consists of Messrs. Kolesar, Chair, Rumbolz, Sande, Dirks, Ms. Ong and Ms. McKinney-James. Prior to the 2011 Annual Meeting, the committee consisted of Messrs. Kolesar, Chair, Mosher, Rumbolz, and Dirks, Ms. McKinney-James and Ms. Ong. The Executive Committee functions on behalf of the Board of Directors, acting with respect to ordinary course matters, during intervals between meetings of the Board of Directors, as necessary. The Executive Committee performs a Committee evaluation in the years in which it meets. The Executive Committee did not meet in 2011.

Finance Committee

This committee currently consists of Ms. Ong, Chair, Ms. Glenn, Ms. McKinney-James, Mr. Dirks. Prior to the 2011 Annual Meeting, the committee consisted of the same committee members. The Finance Committee reviews and makes recommendations to the Board of Directors with respect to certain of our financial affairs and policies, including investments, investment policies and guidelines, financial planning, capital structure and management, stock dividend policy and dividends, stock repurchases, and strategic plans and transactions. The Finance Committee reviews and evaluates, at least annually, the performance of the Finance Committee and its members, including its compliance with the Finance Committee Charter. The Finance Committee met six times in 2011.

CORPORATE GOVERNANCE

The Board has adopted the Corporate Governance Guidelines (the “Guidelines”) of Employers Holdings, which are available on our website at www.employers.com, and the Company will furnish a print copy to any stockholder who requests it. These Guidelines were adopted to assist the Board in fulfilling its responsibilities and are in compliance with Section 303A of the NYSE Listed Company Manual (the “Listing Standards”).

DIRECTOR INDEPENDENCE

In accordance with the rules of the NYSE, the Board affirmatively determines the independence of each Director and nominee for election as a Director in accordance with the Guidelines, which include all elements of independence set forth in Section 303A of the Listing Standards. Specifically, the Board has agreed that it shall be comprised of a majority of Directors who qualify as Independent Directors under the Listing Standards.

The Guidelines provide that the Board reviews annually the relationships that each Director has with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). Following such annual review, only those Directors who the Board affirmatively determines have no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) will be considered Independent Directors, subject to additional qualifications prescribed under the Listing Standards or applicable law. The Board may, but has not, adopted categorical standards to assist it in determining Director independence. In the event that a Director becomes aware of any change of circumstances that may result in such Director no longer being considered independent under the Listing Standards or applicable law, the Director shall promptly inform the Chair of the Board Governance and Nominating Committee.

The Board has considered the independence of its members pursuant to the standards set forth in the Listing Standards and determined that Mr. Dirks and Ms. Glenn are not Independent Directors, and that Messrs. Kolesar, Mosher, Rumbolz, Sande, and Blakey, Ms. McKinney-James and Ms. Ong are Independent Directors.

Lead Independent Director Policy

The Guidelines provide that if the Chairman of the Board is not an Independent Director, the Company’s Independent Directors will designate one of the Independent Directors on the Board to serve as a Lead Independent Director (the “Lead Independent Director”). If the Chairman of the Board is an Independent Director, then he or she satisfies the Guideline’s requirements for a Lead Independent Director. The Board is currently lead by an Independent Chairman of the Board, Mr. Kolesar. The Board believes that there is no single best organizational model that is the most effective in all circumstances and that the stockholders’ interests are best served by allowing the Board to retain the flexibility to determine the optimal organizational structure for the Company at a given time, including whether the Chairman role should be held by an Independent Director or one or more senior executives who serve on the Board. The members of the Board possess considerable experience and unique knowledge of the challenges and opportunities the Company faces, and are in the best position to evaluate the needs of the Company and how to best organize the capabilities of the Directors and management to meet those needs. The Board has determined that having Mr. Kolesar, an Independent Director, serve as Chairman is in the best interest of the Company’s stockholders at this time. This structure ensures a greater role for the Independent Directors in the oversight of the Company and active participation of the Independent Directors in setting agendas and establishing Board priorities and procedures, and is useful in establishing a system of corporate checks and balances. In addition, as managing the Board can be a time-intensive responsibility, this structure permits Mr. Dirks, our Chief Executive Officer, to focus on management of the Company’s day- to-day operations.

RISK OVERSIGHT

The Board of Directors adopted a new Enterprise Risk Management program at its November 2011 meeting. Oversight for the new program rests with the Board Governance and Nominating Committee and the program consists of annual review of the risks faced by the Company, annual qualitative and quantitative evaluations of those risks, identification of the top four risks faced by the Company and quarterly presentation of one of those four risks and review of the other three selected risks. This new program is in addition to the quarterly review of the risks by respective Committees and the full Board of Directors in the preparation of the Company’s periodic reports.

In addition to the above, risk management oversight is provided at both the Board and Committee levels. The Board and its Committees monitor and evaluate the risks associated with the Company’s operations and achieving the Company’s goals and objectives, including those which are inherent in the business of the Company, as well as risks from external sources such as competitors, the economy and credit markets, regulatory and legislative developments, and other external forces. The Board of Directors also provides oversight so that the Company has the necessary resources to proactively manage risk, including a periodic review of the development, experience, skills, and leadership of the Company’s existing management and the employees who report to them. The Board Committees provide oversight under the direction of their respective Chairs. Risk oversight is a significant component of all major Board decisions and the evaluation of risk is an important element of the Board’s decision-making process. The Board believes that its leadership structure at present is conducive to the risk oversight process.

The Audit Committee meets periodically with the Chief Financial Officer, Corporate Controller, General Counsel, Internal Auditor, and the external auditor with regard to the Company’s risk management processes, controls, and capabilities. In addition, the Audit Committee reviews at least annually, the Company’s legal and regulatory risks and the Company’s compliance programs and policies, the Company’s Code of Conduct, and the Company’s procedures regarding the receipt, retention and treatment of complaints concerning internal accounting, accounting controls, insurance and reinsurance recoverable, exposure to terrorism and catastrophes, information technology and security and audit matters.

The Finance Committee oversees and provides review and oversight as to the Company’s liquidity and capital needs, the proper allocation and distribution of capital between the Company and its subsidiaries, dividend declarations, and other financial matters on an ongoing basis. The Finance Committee also monitors the Company’s financial structure and reviews the Company’s policies and procedures for risks or exposure to capital markets, our need for capital, our debt structure, the assessments or surcharges for which we may become liable and the restrictions and requirements of insurance laws.

The Board Governance and Nominating Committee oversees the executive and Board Chair succession plans, the Company’s compliance with the requirements of the NYSE and the SEC, and reviews the Company’s governing documents, Committee Charters and other policies at least annually. The Board Governance and Nominating Committee is also responsible for identifying and selecting individuals qualified to serve as members of the Board, recommending the Committee structure to the Board, developing and recommending the Guidelines to the Board, exposures to the risks of regulatory and legislative changes, and overseeing the evaluation of the Board and its Committees.

Finally, the Compensation Committee oversees the Company’s overall benefit and compensation philosophy and executive compensation arrangements and is responsible for making a determination as to whether or not risks arise from compensation practices that are reasonably likely to have a material adverse effect on the Company.

Nearly every Director (and every Independent Director) sits on more than one Committee and this overlap helps ensure that the risk responsibilities of the various Committees are well coordinated. Each Committee Chair makes a report on Committee activity to the Board at least quarterly which, in addition to the quarterly presentations on the Company’s top four risks, enables the Board to continually review and evaluate risks which could affect the Company.

SPECIFIC CONSIDERATIONS REGARDING 2012 DIRECTORS AND NOMINEES

The Board Governance and Nominating Committee considered each of our Director’s experiences, qualifications, attributes, and skills when determining the current performance of the Board of Directors and specifically the Directors whose terms were expiring. The Committee also reviewed the Board and Committee evaluations and considered the significant experience our Directors have had working together on the Board. The Board evaluated the same criteria when it approved the nominees for Director recommended by the Board Governance and Nominating Committee.

In considering the nominees for Director, the Board Governance and Nominating Committee and the Board focused on the background and experiences of each nominee, as described in the biographies appearing elsewhere in this Proxy Statement. The Committee and the Board concluded that each nominee for reelection and those Directors who continue on the Board provide the Company with an appropriate mix of experience, knowledge, education, and abilities to allow the Board to fulfill its responsibilities to the Company and its stockholders.

2012 Nominees:

With respect to Ms. Glenn, the Committee and Board considered in particular her leadership experience as the CEO and majority owner of her marketing company, her understanding of the needs of small business owners, her extensive service in, and leadership with, various charitable organizations, and her experience and expertise in marketing, distribution and public affairs.

With respect to Mr. Mosher, the Committee and Board considered in particular his more than 25 years of experience at senior levels in the insurance industry, his experience and expertise in the areas of accounting and public company reporting, his prior service as the financial expert on the Audit Committee, and his extensive experience and expertise in the areas of management, accounting and finance.

With respect to Ms. Ong, the Committee and Board considered in particular her experience and leadership as the co-founder and Director of her public sector financial advisory practice, her extensive experience in municipal government, and her experience and expertise in the areas of management, accounting and finance.

Continuing Directors:

With respect to Ms. McKinney-James, the Committee and Board considered in particular her public service, including with a state regulatory agency, her experience as a Director of other public companies, her experience as a small business owner, and her significant experience and expertise with environmental issues and initiatives.

With respect to Mr. Sande, the Committee and Board considered in particular his leadership and experience as a Director of a publicly-traded financial institution, his service as Chairman and as a Director with several other private organizations, and his significant experience and expertise in the areas of the law, government relations, and corporate governance.

With respect to Mr. Rumbolz, the Committee and Board considered in particular his experience as Chief Executive Officer and/or member of the board of directors of several public companies and foundations, his extensive experience in other senior level positions of publicly-traded companies, his regulatory and public service experience, and his significant experience and expertise in the areas of management, law, accounting, and finance.

With respect to Dr. Blakey, the Committee and Board considered in particular his extensive practice as a board certified orthopaedic surgeon and his leadership and experience as an owner and Director of several medical clinics, many of which share similar characteristics to the Company’s small business customers. In addition, the Committee and the Board considered Dr. Blakey’s service as a Director of the Company and its subsidiaries.

With respect to Mr. Dirks, the Committee and Board considered in particular his work experience in the public accounting and investment banking industries, his leadership as President and CEO of our insurance subsidiaries for many years, his service on insurance-related associations and foundations, his public service prior to joining the Company, and his extensive experience and expertise in the areas of management, accounting and finance. The Committee and Board also considered Mr. Dirks’ deep knowledge and understanding of the Company as a result of his service as our President and Chief Executive Officer and a Director, as well as his familiarity with the Company’s history and culture, all of which allow him to provide an invaluable perspective during Board discussions.

With respect to Mr. Kolesar, the Committee and Board considered in particular his experience as the founder, owner and managing Director of his Las Vegas law firm, his extensive practice in the areas of banking, finance and real estate, his service and experience as a Director of numerous private companies, his leadership and service on several local charities, and his service as a Director and Chair of the Company and its operating companies’ Boards of Directors.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Any interested party desiring to communicate with the Chairman of the Board and/or the other Directors regarding the Company may contact such Directors by sending correspondence to: Employers Holdings, Inc., c/o Chief Legal Officer, 10375 Professional Circle, Reno, Nevada 89521-4802. Communications may also be sent electronically to: ChiefLegalOfficer@employers.com. Communications may be submitted anonymously and a sender may indicate whether he or she is a stockholder, customer, supplier, or other interested party.

All communications received as described above shall be opened by the Chief Legal Officer for the purpose of determining whether the contents represent a message to our Directors and, depending on the facts and circumstances outlined in the communication, will be distributed to the Board, the non- management Directors, an individual Director or committee of Directors, as appropriate. The Chief Legal Officer distributes the communication to each Director who is a member of the Board, or of the group or Committee, to which the communication is directed.

PROPOSAL TWO

NON-BINDING VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act and pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing our stockholders the opportunity to vote on a non-binding, advisory resolution to approve the compensation of our Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis compensation tables and narrative discussion contained in this Proxy Statement. Accordingly, the following resolution will be submitted to a stockholder vote at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

As described in the section titled “Compensation Discussion and Analysis,” the Compensation Committee believes that the most effective executive compensation program is one that rewards the achievement of specific goals, aligns executive officers’ interests with those of our stockholders by rewarding performance that meets or exceeds the established goals, and ultimately motivates our executives to increase stockholder value without encouraging excessive risk taking.

Our Compensation Committee has created a compensation program that is tied to the Company’s financial performance, supports our commitment to good compensation governance and has been designed to:

•	Offer an appropriate mix of base salary, annual bonus, long term equity grants, benefits and perquisites that is generally competitive with companies in our peer group;

•

Provide total compensation opportunities that are competitive (approximately median) with our peer group in terms of total compensation and benefits provided to our Named Executive Officers (“NEOs”), each of whom is identified below;

•

Create alignment between pay and performance by linking executive compensation with short and long term financial operating performance through an annual bonus program and regular long term equity grants;

•	Attract, motivate and retain our executives by rewarding them for their successful performance and diligent efforts; and

•	Discourage excessive or undue risk taking by including appropriate mitigating factors.

Our program is built on a sound compensation philosophy and a solid governance framework. In 2011, and for 2012, we have made changes to further align our program with our philosophy and to emphasize strong compensation governance:

•

Elimination of 280G Gross-Ups: We renegotiated the employment agreements with each of our NEOs, other than our CEO, to eliminate the Internal Revenue Code section 280G gross-up. Additional changes to these agreements are described in “Elements of Our 2011 Executive Compensation Program—Employment Agreements,” below.

•

Use of Relative Performance Metrics: To improve the alignment of our performance with the expectations of our shareholders, we implemented the use of relative performance metrics. While we used relative Combined Ratio in 2011 in our annual bonus program, for 2012 we are implementing the use of this relative metric in our long-term incentive program.

•

Introduction of Performance Shares: To improve our alignment of compensation with performance, we have introduced a performance share program in 2012. At least 50% of the aggregate value of the equity granted under our 2012 long-term program will be in the form of performance-vesting share units (referred to as performance shares), which will be linked to three-year Combined Ratio performance relative to a comparator group.

In addition to these changes, our program is built on a solid foundation of compensation governance, which includes the following:

•	No SERPs: We do not have any supplemental retirement plans or other deferred compensation programs;

•	Modest Benefits and Perquisites: We provide our NEOs modest benefits consistent with our peer group;

•

Clawback (“Incentive Recovery”) Policy: We have a policy to recapture (or “clawback”) incentive compensation paid to our NEOs, if the NEO engages in conduct that is harmful to the Company and/or there is a restatement of the Company’s financial statements;

•

Regular Annual Equity Grants: We have a policy of awarding equity grants during a regularly scheduled Compensation Committee meeting, designed to prevent stock option backdating or other timing improprieties;

•	Minimum Vesting and Performance Requirements: Our equity awards are granted with four-year vesting, and our 2012 performance share grant will have a three-year performance period; and

•	Stock Ownership Guidelines: We require our NEOs to attain and maintain competitive levels of Company stock ownership.

In 2011, our compensation program resulted in the following actions:

•

Modest (2.5-2.9%) increases in 2011 base salaries based on factors such as the individual’s performance, changes in responsibilities, and market data, following a freeze in base salaries in 2009 and modest increases in 2010;

•	Grants of stock options and RSUs to more closely align the NEOs’ interests with stockholder interests in creating stockholder value;

•

Discretionary annual bonuses, which were, on average, 28.1% of 2011 actual base salary reflecting successful performances by our NEOs, and which were significantly (approximately 50%) lower than the amounts that would have been paid to them at target level of achievement under our 2011 annual bonus program; and

•	Total cash compensation that was between the 25th and 50th percentiles of the companies in our peer group and total direct compensation that was at median.

Stockholders are urged to read the Compensation Discussion and Analysis section of this Proxy Statement which more thoroughly discusses how our compensation policies and procedures implement our compensation philosophy and objectives. The Compensation Committee and the Board believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving its goals.

This vote is only advisory, will not be binding upon the Company or the Board, and will not create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, the Company or the Board. Because the Board values constructive dialogue on executive compensation and other important governance topics with our stockholders, it encourages all stockholders to vote their shares on this matter. The Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS.

PROPOSAL THREE

INDEPENDENT ACCOUNTING FIRM

The Audit Committee of the Board of Directors of the Company has appointed Ernst & Young LLP (“Ernst & Young”) as Employers Holdings’ independent accounting firm to examine the financial statements of Employers Holdings and its subsidiaries for the 2012 calendar year. The Board of Directors recommends ratification of the appointment of Ernst & Young.

A representative of Ernst &Young will be present at the Annual Meeting. This representative will have an opportunity to make a statement if such representative desires to do so and to respond to appropriate questions.

Although stockholder approval of this appointment is not required or binding on the Audit Committee, the Board of Directors believes that, as a matter of good corporate governance, stockholders should be given the opportunity to express their views. If the stockholders do not ratify the appointment of Ernst & Young as Employers Holdings’ independent accounting firm, the Audit Committee will consider this vote in determining whether or not to continue the engagement of Ernst & Young.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THIS APPOINTMENT.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Our 2011 Executive Compensation Program

Our Compensation Committee believes that the most effective executive compensation program is one that rewards the achievement of specific goals, aligns executive officers’ interests with those of our stockholders by rewarding performance that meets or exceeds the established goals over varying time horizons, and ultimately motivates our executives to increase stockholder value without encouraging excessive risk taking.

Our Compensation Committee has created a compensation program that is tied to the Company’s financial performance, supports our commitment to good compensation governance and has been designed to:

•	Offer an appropriate mix of base salary, annual bonus, long term equity grants, benefits and perquisites that is generally competitive with companies in our peer group;

•

Provide total compensation opportunities that are competitive (approximately median) with our peer group in terms of total compensation and benefits provided to our Named Executive Officers (“NEOs”), each of whom is identified below;

•

Create alignment between pay and performance by linking executive compensation with short and long term financial operating performance through an annual bonus program and regular long term equity grants;

•	Attract, motivate and retain our executives by rewarding them for their successful performance and diligent efforts; and

•	Discourage excessive or undue risk taking by including appropriate mitigating factors.

Highlights of Our Executive Compensation Program

Our program is built on a sound compensation philosophy and a solid governance framework. In 2011, and for 2012, we have made changes to further align our program with our philosophy and to emphasize strong compensation governance:

•

Elimination of 280G Gross-Ups: We renegotiated the employment agreements with each of our NEOs, other than our CEO, to eliminate the Internal Revenue Code section 280G gross-up. Additional changes to these agreements are described in “Elements of Our 2011 Executive Compensation Program—Employment Agreements,” below.

•

Use of Relative Performance Metrics: To improve the alignment of our performance with the expectations of our shareholders, we implemented the use of relative performance metrics. While we used relative Combined Ratio in 2011 in our annual bonus program, for 2012 we are implementing the use of this relative metric in our long-term incentive program.

•	Introduction of Performance Shares: To improve our alignment of compensation with performance, we have introduced a performance share program in 2012. At least 50% of the aggregate value of the equity granted under our 2012 long-term program will be in the form of performance-vesting share units (referred to as performance shares), which will be linked to three-year Combined Ratio performance relative to a comparator group.

In addition to these changes, our program is built on a solid foundation of compensation governance, which includes the following:

•	No SERPs: We do not have any supplemental retirement plans or other deferred compensation programs;

•	Modest Benefits and Perquisites: We provide our NEOs modest benefits consistent with our peer group;

•

Clawback (“Incentive Recovery”) Policy: We have a policy to recapture (or “clawback”) incentive compensation paid to our NEOs, if the NEO engages in conduct that is harmful to the Company and/or there is a restatement of the Company’s financial statements;

•

Regular Annual Equity Grants: We have a policy of awarding equity grants during a regularly scheduled Compensation Committee meeting, designed to prevent stock option backdating or other timing improprieties;

•	Minimum Vesting and Performance Requirements: Our equity awards are granted with four-year vesting, and our 2012 performance share grant will have a three-year performance period; and

•	Stock Ownership Guidelines: We require our NEOs to attain and maintain competitive levels of Company stock ownership.

In 2011, our compensation program resulted in the following actions:

•

Modest (2.5-2.9%) increases in 2011 base salaries based on factors such as the individual’s performance, changes in responsibilities, and market data, following a freeze in base salaries in 2009 and modest increases in 2010;

•	Grants of stock options and RSUs to more closely align the NEOs’ interests with stockholder interests in creating stockholder value;

•

Discretionary annual bonuses, which were, on average, 28.1% of 2011 actual base salary reflecting successful performances by our NEOs, and which were significantly (approximately 50%) lower than the amounts that would have been paid to them at target level of achievement under our 2011 annual bonus program; and

•	Total cash compensation that was between the 25th and 50th percentiles of the companies in our peer group and total direct compensation that was at median.

Our Named Executive Officers

The subsequent sections provide a discussion and analysis of the material elements of our current program outlined briefly above. For 2011, our Named Executive Officers were:

•	Douglas D. Dirks, President & Chief Executive Officer (“CEO”)

•	William E. Yocke, Executive Vice President (“EVP”) & Chief Financial Officer (“CFO”)

•	Lenard T. Ormsby, EVP, Chief Legal Officer

•	John P. Nelson, EVP, Chief Administrative Officer

•	Ann W. Nelson, EVP, Corporate and Public Affairs

How Executive Compensation Was Determined

The Compensation Committee approves all decisions regarding our executive compensation program. The Compensation Committee and the Board value the opinions of our stockholders. At the 2011 annual meeting of our stockholders, more than 96% of the votes cast on the shareholder advisory vote proposal on our executive compensation program (“Say on Pay”) were in favor of our program. The Compensation Committee views this result as an endorsement of our program, and intends to continue to apply its current principles and philosophy in establishing policies and making decisions regarding our executive compensation program. In this regard, in the Compensation Committee’s ongoing efforts to link pay to performance, performance shares will replace some of the stock options and RSUs in the Company’s equity grant mix for 2012. These performance shares would be payable only upon the achievement of pre-established performance goals. In addition, the Compensation Committee and the Board recommended that future Say on Pay votes be held annually, and approximately 87% of the votes cast on the Say on Pay frequency vote proposal were in favor of holding a Say on Pay vote every year. As a result, the Board has adopted a policy of holding an annual advisory vote on our executive compensation program.

The Compensation Committee is expressly authorized in its charter to retain independent counsel and compensation consultants, at the Company’s expense. During 2011, the Compensation Committee relied on advice from its independent compensation consultant and recommendations from the CEO concerning the compensation of the other NEOs, as discussed below.

Independent Compensation Consultant

The Compensation Committee began to contemplate our 2011 executive compensation program starting in the summer of 2010. At that time, it had engaged Towers Watson & Co. (“Towers Watson”) to review our existing peer group of companies and to recommend changes as appropriate or to recommend a new peer group of companies. Shortly thereafter, the Compensation Committee was informed that a group of executive compensation consultants from Towers Watson, including the consultant advising the Compensation Committee, had created a new consulting firm, Pay Governance, LLC (“Pay Governance”). For continuity purposes, beginning September 7, 2010, the Compensation Committee retained the services of Pay Governance (instead of Towers Watson) to advise it.

The services performed by Towers Watson are described in “The Peer Group” section below. For all other decisions made regarding our 2011 executive compensation program, the Compensation Committee utilized the services and advice of Pay Governance. In particular, for 2011, the Compensation Committee engaged Pay Governance to identify competitive compensation practices for our executive and director compensation programs, and to advise the Compensation Committee regarding the design of the 2011 short- and long-term incentive compensation components, as well as the competitive ranges for each element of our NEOs’ compensation. In addition, Pay Governance provided the Compensation Committee with specific recommendations regarding the appropriate level for each element of the CEO’s compensation. Pay Governance did not perform any unrelated services on behalf of management. Management did not retain a separate compensation consultant for the purpose of determining compensation for any of the NEOs in 2011.

The Peer Group

In August 2010, Towers Watson proposed the peer group to be used as the basis of its recommendations regarding the 2011 executive compensation program. Towers Watson initially identified a group of publicly traded companies in certain industry segments similar to ours, with an emphasis on workers’ compensation, multiple property and casualty lines, and other property and casualty insurance. Towers Watson then established size ranges for financial criteria such as gross premiums written and market capitalization. Other metrics, such as net income, return on equity, return on assets and combined ratio were also considered. In addition, Towers Watson considered the size criteria and number of peer companies generally suggested by institutional investors. Towers Watson then concluded that the resulting ranges, as well as the number of companies identified provided the Compensation Committee with an appropriate peer group for benchmarking purposes. Management, and then the Compensation Committee, approved the 2011 peer group recommended by Towers Watson, and Pay Governance subsequently agreed that this peer group was an appropriate group. Ultimately, each of the peer group companies and the peer group were selected because Towers Watson and the Compensation Committee believed that this was a valid group to use for purposes of comparing the compensation practices and levels of these similarly situated companies to our executive compensation program.

The 2011 peer group approved by the Compensation Committee differed from the 2010 peer group in that it now includes Meadowbrook Insurance Group, Inc. and Safety Insurance Group, Inc., which are similar to the Company in terms of their business focus, size and performance, and no longer includes American Physicians Capital, PMA Capital and Zenith National Insurance, which were affected by merger and acquisition activities.

As of November 2010, the range of the gross premiums written, net income, market capitalizations and the returns on equity of the companies in the 2011 peer group were as follows:

	Gross Premiums Written ($M)	Net Income ($M)	Market Cap ($M)	Return on Equity(%)
75th Percentile	$1,045	$94	$880	14.20
Median	$662	$53	$635	12.11
25th Percentile	$504	$36	$335	5.03
Employers Holdings, Inc.	$380	$83	$718	17.61

The companies in the 2011 peer group were as follows:

Peer Group
AMERISAFE, Inc.	AmTrust Financial	Baldwin & Lyons, Inc.
Donegal Group, Inc.	Services, Inc.	Erie Indemnity Company
Harleysville Group, Inc.	EMC Insurance Group, Inc.	The Navigators Group, Inc.
ProAssurance Corp.	Meadowbrook Insurance	Safety Insurance
Seabright Insurance	Group, Inc.	Group, Inc.
Holdings, Inc.	RLI Corp.	State Auto Financial Corp.
Tower Group, Inc.	Selective Insurance	United Fire & Casualty
	Group, Inc.	Company

NEO Compensation Decisions

The Compensation Committee solicited the input and recommendations of the CEO in determining compensation for the other NEOs. The CEO’s input included recommending the levels of base salary, long-term incentive grants and discretionary bonuses for each of the other NEOs. The CEO also provided recommendations regarding the design of the short- and long-term incentive compensation components, including the specific targets for each applicable performance metric. The Compensation Committee considered the recommendations of the CEO, in conjunction with the peer group information and advice and recommendations from Pay Governance, in its creation of the Company’s 2011 executive compensation program.

Elements of Our 2011 Executive Compensation Program

The following sections discuss each of the components of our executive compensation program as approved by the Compensation Committee. As discussed above, in developing the 2011 executive compensation program, the Compensation Committee considered the survey data, advice and recommendations provided by Pay Governance and the recommendations of the CEO, and determined that the following components would be appropriate for the 2011 executive compensation program:

•	Base salary

•	Annual bonuses

•	Long-term incentives (for 2011, stock options and RSUs)

•	Benefits and perquisites

•	Employment agreements and compensation payable upon termination of employment.

Following the Compensation Committee’s determination of the final compensation levels for each of our NEOs, Pay Governance confirmed to the Compensation Committee that these levels, and the compensation decisions being made in connection with these levels, would bring the Company in line with practices for relatively new public companies of our size and performance relative to other companies in our peer group.

Base Salary

As in previous years, the Compensation Committee believes that it is important to provide competitive base salaries to our executives because these salaries act as primary retention and recruitment tools, and provide the basis for determining other components of compensation such as bonus opportunities, severance and other benefits and perquisites whose values are derived from base salary levels. The Compensation Committee’s intent is to align base salaries with our philosophy and consistent with our peer group, subject to adjustments to reflect individual performance and any additional roles and responsibilities not reflected in the competitive data, as well as recommendations made by the CEO regarding the other NEOs.

In setting the framework for potential increases to the NEOs’ base salaries in 2011, the Compensation Committee considered several general factors, including: the continued sluggishness in the economy, the CEO’s decision to freeze the base salaries of all officers at the level of Vice President and above in 2009, followed by modest increases in our NEO’s base salaries for 2010, and management’s decision to implement a 2.5% budget for non-officer salary increases in 2011. The Compensation Committee then reviewed Pay Governance’s analysis of the peer group market data, individual performance, changes in individual responsibilities, and the CEO’s recommendations regarding the other NEOs’ base salaries, and the Compensation Committee approved modest increases to our NEOs’ base salaries, effective March 26, 2011.

The table below shows the base salaries as modified in 2011 for each of our NEOs, compared to their 2010 final base salaries:

Name	2010 Annual Base Salary	2011 Annual Base Salary	% Change to 2010 Annual Base Salary
Douglas D. Dirks	$695,000	$715,000	2.9%
William E. Yocke	$375,000	$385,000	2.7%
Lenard T. Ormsby	$365,000	$375,000	2.7%
John P. Nelson	$275,000	$282,500	2.7%
Ann W. Nelson	$240,000	$246,000	2.5%

Annual Bonuses

Each of our NEOs was eligible for annual cash bonuses upon the achievement of the pre-established annual financial goals. The Compensation Committee believes that the annual bonus is a key component of our executive compensation program as it enables us to (1) align certain compensation opportunities with our short-term financial goals, (2) create incentives based on how the Company’s performance relates to the performance of a group of our competitors and (3) provide competitive compensation opportunities for our NEOs.

As discussed above, in a departure from past years, for 2011, the Compensation Committee, after consulting with Pay Governance, revised the structure of the annual bonus program so that the performance goals were based on the Company’s financial performance relative to the performance of a comparator group instead of based on absolute pre-established performance goals. As with last year, to create complete alignment between the annual bonus and the key financial goals that drive stockholder value, the Compensation Committee relied solely on corporate financial goals and did not use any individual performance goals for our NEOs.

In setting each of the bonus targets, the Compensation Committee took into account the peer group information and recommendations made by Pay Governance. Annual cash bonus targets are expressed as a percentage of each NEO’s actual base salary for 2011, and minimum cash bonus targets are set forth in each NEO’s employment agreement. The target bonuses for our NEOs have not changed in the last three years and for 2011 were:

Name	2011 Annual Cash Bonus Target as a Percentage of Base Salary
Douglas D. Dirks	70%
William E. Yocke	55%
Lenard T. Ormsby	45%
John P. Nelson	45%
Ann W. Nelson	45%

For 2011, after consultation with Pay Governance and the CEO, the Compensation Committee retained the corporate performance metric of combined ratio as the sole metric for the 2011 annual bonus program. Specifically, for 2011, the performance goal was based on how the Company’s Statutory Combined Ratio (as defined below) for the 2011 calendar year compared to an average of the Statutory Combined Ratios for a group of private carriers as established by A.M. Best Company, Inc. To enable the Company to calculate and pay out bonuses during March 2012 we used the 2011 calendar year period for the Company’s combined ratio and the first three quarters of 2011 for the private carrier average combined ratio. For purposes of the annual bonus program, Statutory Combined Ratio was defined as:

(Losses Incurred + Loss Adjustment Expense Incurred + Dividends Paid to Policyholders)	+	Other Underwriting Expenses

Net Earned Premium		Net Written Premium

The Company’s Statutory Combined Ratio was calculated based on the financial information disclosed in the Company’s Annual Report on Form 10-K for 2011.

The Compensation Committee continues to believe that a performance goal based on combined ratio is an effective measure of management performance for an insurance holding company because (1) it utilizes a measure of the insurance operating companies’ profitability, (2) balances revenue and underwriting losses, thereby guarding against the potential for increasing revenue by undertaking unnecessary risk, and (3) provides a meaningful incentive for management to pursue increasing levels of operating profitability. As with the 2010 awards, for 2011, the maximum payout percentage of the target was established at 200%. Additionally, given the continued volatility of the market, the Compensation Committee again used a wide range of combined ratios for which bonuses would be paid, because the Compensation Committee did not want to use a range that was so narrow that it might result in an “all or nothing” payout situation.

As illustrated below, we set our performance goal for target level of achievement at a level that would have required outperforming the industry by six percentage points, and our threshold goal level at the industry average plus two percentage points. Specifically, the threshold, target and maximum levels for both combined ratio and corresponding payouts as a percentage of target established for 2011 were as follows:

	2011 Combined Ratio	Payout as % Target
Maximum	≤ Industry Avg -11	200%
Target	Industry Avg -6	100%
Threshold	≥ Industry Avg +2	0%

For 2011, the Company achieved a Statutory Combined Ratio of 112.1%, and the industry group combined ratio was 108.6% for the first three quarters of 2011, so the Company achieved a combined ratio of Industry Average +3.5%. As a result, our NEOs did not receive bonuses under the 2011 annual bonus program.

However, the Compensation Committee observed that (1) the Company had established aggressive performance targets and ranges of performance that would generally require outperforming the industry average, (2) the Company had a successful year based on several criteria, in large part due to the contributions of our executive officers, and (3) if the Company did not compensate its executives competitively, it was at risk of losing critical employees now, and failing to attract talent in the future. Specifically, the Compensation Committee recognized that the Company successfully achieved a significant number of established growth targets (which were not included in our 2011 annual bonus program). Each of the percent growth figures set forth below are calculated for the year ended December 31, 2011, compared to the year ended December 31, 2010, or as of December 31, 2011, compared to December 31, 2010. These successes include:

•	An increase in the per share book value of our stock, including the deferred reinsurance gain—LPT Agreement, of 13.5%;

•	An increase in Net Premiums Written of 31.0%;

•	A 36.2% increase in in-force policy count;

•	An increase in our network of independent insurance agencies by approximately 43%;

•	A reduction of 5.2 percentage points in our Underwriting and other operating expense ratio; and

•	Significant improvements in our technology nation-wide, to make it easier for agents to do business with us.

Therefore, in recognition of the Company’s successes listed above, our NEOs’ diligent efforts and the need to motivate and retain our executives, the Compensation Committee approved the grant of one-time discretionary bonuses under the Company’s Equity and Incentive Plan (“the Equity Plan”) to the NEOs, which bonuses were significantly (approximately 50%) lower than the amounts that would have been paid to them at target level of achievement under our 2011 annual bonus program. The Compensation Committee then reviewed the performance of the NEOs and recommendations from the CEO regarding the performance of the NEOs other than himself, and approved the following one-time discretionary annual bonuses for the NEOs:

NEO	Percentage of 2011 Actual Base Salary (%)	Bonus Amount ($)
Douglas D. Dirks	35	250,000
William E. Yocke	24	90,000
Lenard T. Ormsby	24	90,000
John P. Nelson	23	65,000
Ann W. Nelson	27	65,000

Long-Term Incentive Grants

We believe that a properly designed long-term incentive program, along with competitive compensation opportunities, encourages our NEOs to pursue and execute long-term strategies for increasing stockholder value. It also serves as an important retention and recruiting tool in securing a highly-qualified senior management team.

In March 2011, the Compensation Committee approved long-term incentive grants under the Equity Plan for each NEO consisting of an equal mix of non-qualified stock options and RSUs, each unit having the value of one share of our common stock. The Compensation Committee designed the compensation structure to ensure that a significant portion of our NEOs’ compensation (specifically, annual bonuses, RSUs and stock options) was performance based. The overall grant levels for each individual were set so that, when combined with cash compensation, the levels resulted in total compensation opportunities that aligned with our philosophy. The Compensation Committee reviewed these resulting total compensation levels for each NEO and concluded that the differences in total compensation reflected the relative responsibilities of each, and each of their abilities to impact our long-term performance results.

Stock Options

Our NEOs received grants of non-qualified stock options in March 2011. The Compensation Committee believes stock options, including the selection of a four-year vesting period, will provide the proper incentive to pursue strategies that will generate long-term growth in stockholder value. The option grants that were made in 2011 to our NEOs are set out and described in the Summary Compensation Table on page 29 and the Grants of Plan-Based Awards Table on page 31.

Restricted Stock Units

Our NEOs received grants of time-vesting RSUs in March 2011. The Compensation Committee believes that the RSU grants, including the selection of a four-year vesting period, will positively impact retention and will effectively motivate management to focus on executing the existing long-term strategic plan designed to increase stockholder value. The RSU grants that were made in 2011 to our NEOs are set out and described in the Summary Compensation Table on page 29 and the Grants of Plan-Based Awards Table on page 31.

2012 Compensation Decisions

2012 Long-Term Incentive Grants

For 2012, the Compensation Committee has replaced some of the stock options and RSUs that would otherwise have been granted, had the long-term incentive mix remained unchanged, with performance share awards pursuant to which executives would be entitled to shares of our common stock at the end of a three-year performance period to the extent that the applicable performance goals have been achieved.

Benefits and Perquisites

Our NEOs are eligible to participate in all of the benefit programs generally offered to employees. In addition, NEOs may receive automobile allowances, supplemental life insurance benefits, airline travel club memberships, and country club memberships.

The Compensation Committee has determined that the NEOs’ modest perquisites are appropriate. The supplemental life insurance benefits provided to the NEOs are consistent with those provided to similarly situated executives of the companies in our peer group. Although the airline travel club memberships are occasionally used for meetings, they are generally used for the executive’s convenience. The country club memberships provide our NEOs with access to quality establishments for business entertainment and allow them to interface with our community.

Employment Agreements

Each of our NEOs is a party to an employment agreement. The agreements with Messrs. Yocke, Ormsby and Nelson and Ms. Nelson, which were effective January 1, 2009, were terminated by action of the Compensation Committee effective December 31, 2011 (and are referred to as the Terminated Agreements), and new employment agreements (referred to as the Renegotiated Agreements) were negotiated with these executives and became effective as of January 1, 2012. The Terminated Agreements, the Renegotiated Agreements and the employment agreement with our CEO (which, under its terms, extends one year later than the Terminated Agreements and is terminable as of December 31, 2012), are designed to protect the Company through restrictive covenants, to serve as recruiting and retention tools and to provide for severance both generally, and in connection with a change in control. The agreements’ severance and change in control payments are determined based on fixed formulas. In the event of a change in control, under our CEO’s employment agreement, he would be eligible to receive a change in control tax gross-up unless the change in control related payments exceed the statutory threshold by a small amount, in which case, the change in control related payments would instead be capped at the statutory threshold and no gross-up would be paid.

However, in recognition of evolving best pay practices, each of the Renegotiated Agreements eliminated this gross-up payment, which had originally been a term of the Terminated Agreements, and replaced the gross-up entitlement with a cap at the statutory threshold to the extent that capping the change in control related payments would put the affected NEO in a better after-tax position. In addition, instead of automatically renewing for two-year terms unless the agreements were terminated, the Renegotiated Agreements will terminate at the end of their initial two-year terms unless renewed for additional two-year terms. Also, the Renegotiated Agreements retain the requirement to provide the NEOs with the perquisites generally available to similarly situated officers of the Company but, to provide the Company with more flexibility regarding certain compensation decisions, no longer provide the applicable NEOs with enumerated perquisites. Finally, based on advice from Pay Governance regarding aligning severance benefits with market standards, and in consideration of the changes described above, the Renegotiated Agreements were revised so that the severance cash benefit that would be payable upon certain non-change in control related terminations of employment was increased from continuation of base salary for 18 months to continuation of base salary for 24 months.

At the various times that the employment agreements have been negotiated, the Compensation Committee has concluded that the applicable provisions of these agreements were reasonable and consistent with market practice. In addition, with respect to our CEO’s employment agreement, the Compensation Committee concluded that the non-competition restrictions in his employment agreement were valuable to the Company. Therefore, his agreement contains certain provisions providing him with payments throughout the non-competition periods, even if his employment was terminated after the terms of his employment agreement have expired.

Risk Assessment

Management prepared a risk assessment to determine whether our compensation plans promote excessive or undue risk-taking generally, and specifically as applied to our NEOs, and concluded that, in each case, the potential for such risk is low. Pay Governance then reviewed management’s analysis and provided the Compensation Committee with the same conclusion. Finally, the Compensation Committee considered both management’s analysis and Pay Governance’s review, agreed with their conclusions, similarly concluded that these compensation plans are not reasonably likely to have a material adverse effect on the Company, and reported its results to the full Board of Directors. In making this determination, the Compensation Committee considered various aspects of our compensation program, including the mix of fixed and performance-based compensation. We provide competitive base salaries to ensure that our basic compensation is competitive. Our performance-based compensation awards are designed to reward both short- and long-term performance over varying time horizons and provide a mix of cash and equity based awards. Annual cash awards are capped at competitive levels and equity awards are earned only after satisfying vesting schedules. By linking a portion of total compensation to the Company’s long-term performance, we mitigate the short-term risk that could be detrimental to the Company’s long-term interests and to the creation of stockholder value. Equity-based performance awards are subject to multi-year vesting periods and derive their value from the Company’s total performance, which we believe further encourages decision-making that is in the long-term interests of the Company and its stockholders. Our executive stock ownership guidelines (described below), for those employees who we believe can have the greatest influence on the financial performance of the Company, are designed to strengthen the alignment between the interests of our senior officers and the Company’s stockholders. We believe that these guidelines discourage any risk-taking that could be detrimental to the long-term interests of the Company, its performance, and our stock price. Finally, the Compensation Committee believes that any risks associated with our compensation plans and policies are further mitigated by our grant and clawback policies, which are described below.

Stock Ownership Guidelines

The Compensation Committee adopted guidelines that require executives, including all of the NEOs, to attain specific levels of share ownership. These guidelines reinforce the importance of aligning the interests of our NEOs with the interests of our stockholders. Under these guidelines, which were revised in 2011 to make them easier to administer and to establish a deadline for compliance, executives must attain specific levels of ownership of Company stock, expressed as a multiple of base salary, as set forth in the table below. It is the Compensation Committee’s intention that these levels of ownership be achieved by February 5, 2017, which is the tenth anniversary of our initial public offering or, if later, by the tenth anniversary of the date that the executive first becomes subject to an applicable level of stock ownership under these guidelines. For purposes of clarification, if an executive’s stock ownership level increases because of a change in position, then a ten-year period to achieve the incremental amount of shares will begin on the effect date of the change of position. These guidelines are intended to motivate our executive officers to reach and maintain appropriate levels of stock ownership.

Position	Multiple of Base Salary
CEO	4x
COO/Executive Vice President	3x
Senior Vice President	2x

Given our relatively short time as a publicly-traded company, as of December 31, 2011, our NEOs are still working to attain the applicable levels of share ownership set forth in the stock ownership guidelines. However, since our initial public offering, several NEOs have purchased and, in 2011, continued to purchase, Company stock, in addition to receiving the equity grants provided by the Company.

Stock Option Approval and Grant Policies and Procedures

Stock Grant Policy and Guidelines

The Board has adopted an equity grant policy that specifies the Company’s practices and procedures for granting equity awards, including stock options, stock appreciation rights, restricted stock, RSUs, performance shares and any other stock based award. This policy contains procedures to prevent stock option backdating or other timing improprieties. The equity grant policy governing the 2011 annual grants to the NEOs requires that all equity grants other than new hire grants, certain grants to non-officers and grants of performance share awards will be made at a regularly scheduled Compensation Committee meeting occurring between February 15 and March 30, unless exigent circumstances exist, as determined by the Compensation Committee.

Performance share awards (and similar performance-based awards other than stock options) that are intended to satisfy the requirements for performance-based compensation under section 162(m) of the Internal Revenue Code typically will be made within the first 90 days of the calendar year.

Generally, our Chief Administrative Officer will prepare a list of equity grants for our CEO’s consideration and, prior to a scheduled Compensation Committee meeting (or approval date for awards), our CEO will submit to the Compensation Committee, for its consideration, a list of recommended equity grants, including the names of the grantees (which will not include our CEO) and the terms of the awards. To the extent that any grantees are officers subject to reporting obligations pursuant to Section 16 of the Exchange Act, the list of proposed grants will be provided to our Chief Legal Officer at the same time. The Compensation Committee may delegate to our CEO the authority to grant equity awards but solely with respect to equity awards to non-officers, and only if such equity awards are within the guidelines established by the Compensation Committee for this purpose.

In 2011, the Compensation Committee adopted additional guidelines to ensure that the value of awards of options and RSUs granted on any particular date would not be unintentionally affected by volatility in the price of the Company stock on that date. Specifically, because our grant entitlements are determined based on a dollar value and are then converted to a fixed number of shares or units underlying the awards as of the date of grant, the number of shares or units actually granted could vary widely depending on the per share price of Company stock on the date of grant. Therefore, the Compensation Committee adopted guidelines to calculate the grant date per share value based on the average of the Company stock price over a period of time, thereby preventing, or at least, mitigating, reduction or enlargement in the value of the contemplated grants that would result from share volatility. This policy applies only to determining the number of shares or units granted as of the date of grant, and not for any other grant purposes.

Policy Regarding Recapture or “Clawback” of Incentive Compensation

Under the Equity Plan, if a grantee engages in certain conduct considered harmful to the Company during employment or following termination of employment, then the grantee may be required to forfeit, without consideration (1) all then outstanding awards under the plan, (2) any shares of Company stock owned by the grantee that were previously subject to an award under the plan, and (3) any cash amounts previously paid to a grantee in respect of a plan award. In addition, if the grantee sold shares of Company stock during the 12-month period preceding the time the grantee engaged in the harmful conduct, then the grantee may be required to repay to the Company the aggregate value of these shares on the date of the sale minus the amounts, if any, paid for these shares.

In addition, if the Company is required to restate its financial statements, the Company may require our NEOs to repay to the Company the aggregate value of any performance shares that became payable upon the achievement of the performance goals, to the extent these performance goals would not have been achieved had this restatement not been required.

Tax Considerations

Under section 162(m) of the Internal Revenue Code, the Company may not be able to deduct certain forms of compensation in excess of $1,000,000 paid to our CEO or any of our three other highest paid executive officers (other than our CFO) who are employed by the Company at year-end. The Compensation Committee believes that it is generally in the Company’s best interests to satisfy the requirements for deductibility under section 162(m). Accordingly, the Compensation Committee has taken, and intends to take, appropriate actions, to the extent it believes feasible, to preserve the deductibility of annual incentive and long-term performance awards. However, notwithstanding this general policy, the Compensation Committee also believes there may be circumstances in which the Company’s interests are best served by maintaining flexibility in the way compensation is provided, even if the compensation is not fully deductible under section 162(m). In this regard, approximately $460,000 of compensation paid for 2011 to the CEO was not deductible by reason of section 162(m) and some portion of the restricted stock units currently granted may not be deductible in the future.

COMPENSATION COMMITTEE REPORT

The current and former members of the Compensation Committee who are listed below, and each of whom is an Independent Director, reviewed and discussed the above Compensation Discussion and Analysis with the Company’s management. Based on the review and discussions, they recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

/s/ Compensation Committee

John P. Sande, III, Chair (member for fiscal year 2011 and Chair commencing May 26, 2011)
Ronald F. Mosher (member commencing May 26, 2011)
Robert J. Kolesar (member commencing May 26, 2011)
Michael D. Rumbolz (former member and Chair until May 26, 2011)
Katherine W. Ong (former member until May 26, 2011)

Summary Compensation Table

The following table sets forth information regarding compensation earned during 2011, 2010 and 2009 by our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers who were serving as executive officers as of December 31, 2011. These five officers are referred to as our Named Executive Officers in the following tables:

Name and Principal Position	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards(4) ($)	Non-Equity Incentive Plan Compensation(5) ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation(6) ($)	Total ($)
Douglas D. Dirks	2011	783,137	250,000	594,300	588,069	—	—	57,749	2,273,255
President and Chief	2010	774,579	—	451,645	513,300	—	—	56,478	1,796,002
Executive Officer, EHI	2009	702,810	—	396,640	456,705	229,857	—	57,188	1,843,200
William E. Yocke	2011	447,091	90,000	175,319	173,483	—	—	45,313	931,206
Executive Vice	2010	434,204	—	137,790	156,600	—	—	44,114	772,708
President and Chief	2009	384,638	—	124,320	139,995	97,981	—	52,012	798,946
Financial Officer, EHI
Lenard T. Ormsby	2011	435,896	90,000	175,319	173,483	—	—	45,235	919,933
Executive Vice	2010	368,049	—	120,949	137,460	—	—	45,261	671,719
President and Chief	2009	374,093	—	100,640	117,045	77,970	—	43,290	713,038
Legal Officer, EHI
John P. Nelson	2011	336,522	65,000	147,585	146,039	—	—	44,704	739,850
Executive Vice	2010	270,594	—	120,949	137,460	—	—	43,034	572,037
President and Chief	2009	260,924	—	100,640	117,045	54,909	—	49,159	582,677
Administrative
Officer, EHI
Ann W. Nelson	2011	246,503	65,000	130,746	129,377	—	—	31,451	603,077
Executive Vice	2010	240,046	—	110,232	125,280	—	—	31,256	506,814
President, Corporate	2009	245,263	—	100,640	117,045	51,614	—	31,135	545,697
and Public Affairs

(1)

Salary includes base salary and payments in respect of vacation, holiday and sick days and income recognized with respect to excess life insurance provided by the Company. Specifically, the salary amount includes: $68,750, $55,701, $57,692, $54,327 for Messrs. Dirks, Yocke, Ormsby, and Nelson, respectively, for accrued vacation paid in 2011 pursuant to a Vacation Cash Out program provided to all employees.

(2)

The amounts in the “Bonus” column for 2011 consist of the discretionary cash bonuses paid under the Equity Plan to the Named Executive Officers in March 2012 for services performed in 2011. For more information regarding these cash bonuses, see the Compensation Discussion and Analysis on page 24.

(3)

The amounts in the “Stock Awards” column for 2011 consist of RSUs granted in 2011 under the Equity Plan. The amounts shown do not reflect compensation actually received by the Named Executive Officer. Rather, the amounts shown for 2011 represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, excluding any assumption for future forfeitures. There were no actual forfeitures of stock awards by any of our Named Executive Officers in 2011 and all other assumptions used to calculate the expense amounts shown for 2011 are set forth in Note 13 to the 2011 Consolidated Financial Statements. The RSUs are units each of which is equal to the value of one share of our common stock, and vest as to 25% of the units on each of the first four anniversaries of the date of the grant. For more information regarding these awards, see the Grants of Plan-Based Awards table on page 31.

(4)

The amounts in the “Options Awards” column relate to stock options granted in 2011 under the Equity Plan. The amounts shown do not reflect compensation actually received by the Named Executive Officer. Rather, the amounts shown for 2011 represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, excluding any assumption for future forfeitures. There were no actual forfeitures of stock options by any of our Named Executive Officers in 2011 and we have used the Black-Scholes option pricing method for calculating the expense amounts shown. Specifically, the assumptions used to calculate the expense amounts shown for stock options for 2011 are set forth in Note 13 to the 2011 Consolidated Financial Statements. For more information regarding these awards, see the Grants of Plan-Based Awards table on page 31.

(5)

For the year 2011, no cash bonuses were earned under our annual cash bonus program by any of the Named Executive Officers because, based on the Company’s performance in 2011, the target level necessary for bonus payments was not achieved.

(6)	Includes the following payments that we made to or on behalf of our Named Executive Officers:

Name	Year	Car Allowance ($)	Club Membership ($)	401(k) Matching Contributions ($)	Excess Accrued Vacation(a) ($)	Life Insurance Premiums ($)	Personal Benefits(b) ($)	Total ($)
Douglas D. Dirks	2011	15,600	10,914	9,800	13,750	5,148	2,537	57,749
William E. Yocke	2011	14,400	7,077	9,800	7,404	3,731	2,901	45,313
Lenard T. Ormsby	2011	14,400	7,077	9,800	7,212	3,634	3,112	45,235
John P. Nelson	2011	14,400	10,807	9,800	5,433	2,737	1,527	44,704
Ann W. Nelson	2011	14,400	—	9,785	4,731	2,385	150	31,451

(a)

For each Named Executive Officer, excess accrued vacation represents the dollar value of vacation accrued during 2011, in excess of the vacation accrual permitted for the Company’s salaried employees generally. The dollar values were determined by reference to the Named Executive Officers’ base salaries in effect on December 31, 2011.

(b)

Personal benefits include the aggregate incremental costs associated with Named Executive Officers’ and their guests’ (i.e., spouse, family member or similar guest) attendance at board meetings and/or board activities. Also included are the aggregate incremental costs associated with the Named Executive Officers’ professional memberships.

GRANTS OF PLAN-BASED AWARDS

Non-Equity Incentive Plan Awards

2011 Annual Cash Bonus Program. As discussed above, the 2011 annual cash bonus program provides for a cash bonus, dependent upon the Company’s level of achievement of the stated corporate goals compared to the level of achievement of the comparator group, calculated as a percentage of the Named Executive Officer’s base salary earned during the applicable year, which percentage varied among the executives. For 2011, the target bonus award percentages were as follows: Mr. Dirks, 70%; Mr. Yocke, 55%; and Messrs. Ormsby and Nelson and Ms. Nelson, 45%. Amounts earned under the 2011 bonus program by our Named Executive Officers are reflected in the Summary Compensation Table above in the “Non-Equity Incentive Plan Compensation” column. The cash bonus opportunities under this program for 2011 for our Named Executive Officers at threshold, target and maximum performance levels are set forth below under the Non-Equity Incentive Plan Awards columns.

Stock Options and Restricted Stock Units

As discussed above, the Company granted stock options and RSUs to our Named Executive Officers in 2011 under the Equity Plan.

Each option was granted with an exercise price equal to the fair market value of the shares on the date of grant (which is the closing price of the shares on the date of grant), has a term of seven years, and vests as to 25% of the shares underlying each grant on each of the first four anniversaries of the date of grant. The options are subject to accelerated vesting in certain limited circumstances, such as the death, disability or, in future years, retirement of the executive, or in connection with a change in control of the Company. The stock options awarded for 2011 are set forth under the Option Awards columns below.

The RSUs are units each of which is equal to the value of one share of our common stock, and vest as to 25% of the units on each of the first four anniversaries of the date of the grant. The RSUs are subject to accelerated vesting in certain limited circumstances, such as death, disability or, in future years, retirement of the executive, or in connection with a change in control of the Company. RSUs awarded for 2011 are set forth below under the All Other Stock Awards column.

Grants of Plan-Based Awards in 2011

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares or Stock Units(2) (#)	All Other Option Awards: Number of Securities Underlying Options(3) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(4) ($)
		Threshold ($)	Target ($)	Maximum ($)
Douglas D. Dirks	n/a	—	497,269	994,538	—	—	—	—
	3/16/2011	—	—	—	—	83,890	19.81	588,069
	3/16/2011	—	—	—	30,000	—	—	594,300
William E. Yocke	n/a	—	210,481	420,962	—	—	—	—
	3/16/2011	—	—	—	—	24,748	19.81	173,483
	3/16/2011	—	—	—	8,850	—	—	175,319
Lenard T. Ormsby	n/a	—	167,712	335,423	—	—	—	—
	3/16/2011	—	—	—	—	24,748	19.81	173,483
	3/16/2011	—	—	—	8,850	—	—	175,319
John P. Nelson	n/a	—	126,346	252,692	—	—	—	—
	3/16/2011	—	—	—	—	20,833	19.81	146,039
	3/16/2011	—	—	—	7,450	—	—	147,585
Ann W. Nelson	n/a	—	110,077	220,154	—	—	—	—
	3/16/2011	—	—	—	—	18,456	19.81	129,377
	3/16/2011	—	—	—	6,600	—	—	130,746

(1)

The Estimated Future Payouts under the Non-Equity Incentive Plan Awards columns reflect 100% of the award at target level of achievement, and 200% of the award at maximum level of achievement, based on a percentage of the base salary earned by each Named Executive Officer in 2011.

(2)	Amounts shown are the number of RSUs granted to the Named Executive Officers in March 2011. The RSUs will vest as to 25% of the units on each of the first four anniversaries of the date of grant.

(3)

Amounts shown are the number of shares underlying the options granted to the Named Executive Officers in March 2011. The options will vest as to 25% of the shares underlying the grant on each of the first four anniversaries of the date of grant.

(4)

Amounts shown represent the aggregate fair value of the RSUs and stock options as of the date of grant calculated in accordance with FASB ASC Topic 718, excluding any assumption for future forfeitures. Assumptions used to calculate the grant date fair value amounts are set forth in Note 13 to the 2011 Consolidated Financial Statements. However, the fair value shown above may not be indicative of the value realized due to the variability in the share price of our common stock. The exercise price of the stock options equals the closing price of the shares as of the date of grant, pursuant to the terms of the Equity Plan.

The Summary Compensation Table and Grants of Plan-Based Awards table should be read in conjunction with both the preceding “Compensation Discussion and Analysis,” which provides detailed information regarding our compensation philosophy and objectives, and “Potential Payments Upon Termination or Change in Control,” below, which provides a description of the material terms of the employment arrangements with our Named Executive Officers.

Outstanding Equity Awards at 2011 Fiscal Year-End

The following table sets forth certain information concerning outstanding equity awards for each of our Named Executive Officers as of December 31, 2011:

Name	Grant Date	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options Exercisable(1) (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value Of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Douglas D. Dirks	3/16/2011	—	83,890	—	19.81	3/16/2018	30,000	542,700	—	—
	3/30/2010	22,125	66,375	—	15.31	3/30/2017	22,125	400,241	—	—
	5/28/2009	49,750	49,750	—	11.84	5/28/2016	16,750	303,008	—	—
	5/29/2008	71,250	23,750	—	19.21	5/29/2015	7,500	135,675	—	—
	8/8/2007	75,000	—	—	18.79	8/8/2014	—	—	—	—
William E. Yocke	3/16/2011	—	24,748	—	19.81	3/16/2018	8,850	160,097	—	—
	3/30/2010	6,750	20,250	—	15.31	3/30/2017	6,750	122,108	—	—
	5/28/2009	15,250	15,250	—	11.84	5/28/2016	5,250	94,973	—	—
	5/29/2008	22,500	7,500	—	19.21	5/29/2015	2,500	45,225	—	—
	8/8/2007	25,000	—	—	18.79	8/8/2014	—	—	—	—
Lenard T. Ormsby	3/16/2011	—	24,748	—	19.81	3/16/2018	8,850	160,097	—	—
	3/30/2010	5,925	17,775	—	15.31	3/30/2017	5,925	107,183	—	—
	5/28/2009	12,750	12,750	—	11.84	5/28/2016	4,250	76,883	—	—
	5/29/2008	18,750	6,250	—	19.21	5/29/2015	1,875	33,919	—	—
	8/8/2007	25,000	—	—	18.79	8/8/2014	—	—	—	—
John P. Nelson	3/16/2011	—	20,833	—	19.81	3/16/2018	7,450	134,771	—	—
	3/30/2010	5,925	17,775	—	15.31	3/30/2017	5,925	107,183	—	—
	5/28/2009	12,750	12,750	—	11.84	5/28/2016	4,250	76,883	—	—
	5/29/2008	18,750	6,250	—	19.21	5/29/2015	1,875	33,919	—	—
	8/8/2007	15,000	—	—	18.79	8/8/2014	—	—	—	—
Ann W. Nelson	3/16/2011	—	18,456	—	19.81	3/16/2018	6,600	119,394	—	—
	3/30/2010	5,400	16,200	—	15.31	3/30/2017	5,400	97,686	—	—
	5/28/2009	12,750	12,750	—	11.84	5/28/2016	4,250	76,883	—	—
	5/29/2008	18,750	6,250	—	19.21	5/29/2015	1,875	33,919	—	—
	8/8/2007	20,000	—	—	18.79	8/8/2014	—	—	—	—

(1)

For the years 2011, 2010, 2009, and 2008, reflects stock options granted in March 2011, March 2010, May 2009, and May 2008, respectively, under the Equity Plan. The options will vest as to 25% of the shares underlying the grant on each of the first four anniversaries of the date of grant.

For the year 2007, reflects options granted in August 2007 under the Equity Plan. Each option will vest as to 25% of the shares underlying each grant six months following the date of grant and as to an additional 25% on each of the first three anniversaries of the six-month anniversary of the date of grant.

(2)

For the years 2011, 2010, 2009, and 2008, reflects RSUs granted in March 2011, March 2010, May 2009, and May 2008, respectively, under the Equity Plan. The RSUs will vest as to 25% of the units on each of the first four anniversaries of the date of grant.

Option Exercises and Stock Vested for 2011

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting(2) ($)
Douglas D. Dirks	—	—	23,250	412,094
William E. Yocke	—	—	7,375	130,336
Lenard T. Ormsby	—	—	5,975	106,244
John P. Nelson	—	—	5,975	106,244
Ann W. Nelson	—	—	5,800	102,632

(1)	The number of shares acquired on vesting column reflects the vesting of 25% of the RSUs granted on May 29, 2008, May 28, 2009 and March 30, 2010, under the Equity Plan.

(2)

The value realized reflects the number of shares underlying the RSU grants that vested on March 30, 2011, May 28, 2011 and May 29, 2011, multiplied by the per share fair market value of the shares as of March 30, 2011 (for the RSUs vesting on that date), which was $20.64 and May 27, 2011 (the last preceding trading date for the RSUs vesting on May 28, 2011 or May 29, 2011), which was $16.37.

Pension Benefits

None of our Named Executive Officers participates in or has any accrued benefits under any qualified or nonqualified defined benefit plans maintained by the Company.

Nonqualified Deferred Compensation

None of our Named Executive Officers participates in or has an account balance in any nonqualified defined contribution plans or other nonqualified deferred compensation plans maintained by the Company.

Potential Payments upon Termination or Change in Control

The following summaries and the table that follows set forth estimated potential amounts payable to our Named Executive Officers upon termination of employment or a change in control as of December 30, 2011, which is the last business day of our fiscal year, under the employment agreements that were in effect as of December 31, 2011, and the Company’s other compensation plans, programs, policies and agreements. The Compensation Committee may in its discretion revise, amend or add to the benefits if it deems it advisable.

As discussed above, employment agreements with Messrs. Yocke, Ormsby and Nelson and Ms. Nelson were terminated effective December 31, 2011, and replaced with employment agreements that became effective as of January 1, 2012. The following summaries describe the terms of Mr. Dirks’ employment agreement and the Terminated Agreements, but also describe the terms of the Renegotiated Agreements, where their terms differ from those of the Terminated Agreements, even though the Renegotiated Agreements were not in effect as of December 31, 2011. Similarly, the numbers in the table below reflect the terms of Mr. Dirks’ employment agreement and the Terminated Agreements, but footnotes to the table reflect the terms of the Renegotiated Agreements, to the extent this disclosure differs from the numbers in the table.

Douglas D. Dirks

Employment Agreement

If, during the term of Mr. Dirks’ employment agreement, his employment is terminated other than (1) by reason of death or disability or (2) by the Company for cause, in each case, other than either during the 24-month period following a change in control of the Company or during the six-month period prior to, but in connection with, a change in control, then he would be entitled to:

•	severance payment equal to two times his base salary payable in bi-weekly installments for 24 months; and

•	continued health insurance coverage for 18 months following his termination date with the Company paying the employer portion of the premium.

If, during the term of his employment agreement, Mr. Dirks terminates his employment for good reason or his employment is terminated for any reason other than death, disability or by the Company for cause, in each case, either within 24 months following a change in control or within six months prior to, but in connection with, a change in control, then he would be entitled to receive:

•	a lump sum cash payment equal to three times the sum of his base salary and the average of the annual bonus amounts he earned for the three years preceding the year in which the change in control occurs; and

•	continued health insurance coverage for 18 months following the termination date with the Company paying the employer portion of the premium.

In addition, if Mr. Dirks would be subject to a golden parachute excise tax imposed under section 4999 of the Internal Revenue Code, then he would be entitled to payment in an amount that is necessary to place Mr. Dirks in the same after-tax financial position that he would have been in if he had not been subject to this excise tax (the “Gross-Up Payment”). However, if payments and benefits to which Mr. Dirks would be entitled by reason of the change in control do not exceed 110% of the largest amount that would result in no portion of these benefits and compensation being subject to the excise tax, then Mr. Dirks would not be entitled to a Gross-Up Payment, and instead his payments and benefits would be reduced so that he is not subject to the excise tax.

In exchange for the severance compensation and other benefits, if Mr. Dirks or the Company terminates his employment for any reason other than his death or disability (whether or not during the term of his employment agreement), Mr. Dirks would be subject to certain non-competition and non-solicitation restrictions for 24 months after the termination date, in addition to other restrictive covenants. Additionally, Mr. Dirks would be required to sign a global release of liability. Finally, if Mr. Dirks’ employment is terminated (1) during the term of his agreement by him for other than good reason, death or disability, or (2) following the expiration of the term (by either him or the Company) for any reason other than (a) by the Company for cause or (b) by reason of his death or disability, then Mr. Dirks would be entitled to non-competition payments equal to two times his base salary payable in bi-weekly installments for 24 months following his termination of employment. If the non-competition provisions in his employment agreement are nonenforceable, however, then Mr. Dirks would not be entitled to any unpaid non-competition payments.

Termination for Death or Disability. In accordance with the Company’s policies generally applicable to all employees, if Mr. Dirks’ employment is terminated as a result of his disability, Mr. Dirks would be entitled to a benefit equal to $15,000 per month until Mr. Dirks reached age 65.

Terms of Equity Awards

Terminations Not Related to a Change in Control:

Termination of Employment by the Company for other than Cause. Under the terms of his equity award agreements, if Mr. Dirks’ employment is terminated other than for cause, death or disability, and not in connection with a change in control, then (1) a portion of his unvested options would become vested, the remaining unvested options would be forfeited and all of his then vested options would remain exercisable for one year following such termination (or one year following his death if he dies within the one-year period following such termination), and (2) all outstanding unvested options and RSUs would be forfeited.

Termination by Reason of Death or Disability. If Mr. Dirks’ employment is terminated by reason of his death or disability, his options would vest in full as of the date of his termination of employment and would remain exercisable for one year thereafter; provided, however, that if his employment terminates by reason of his disability and he dies during such one-year period, then, depending on the grant, his options would remain exercisable for up to one year following his death. In addition, his RSUs would become fully vested.

Termination by the Company for Cause or by Mr. Dirks Voluntarily. If Mr. Dirks’ employment is terminated by the Company for cause or he terminates his employment for any reason other than as described above (and not in connection with a change in control) then he would forfeit any outstanding unvested awards. If his termination is by the Company for cause, then his vested options would immediately terminate. However, if Mr. Dirks voluntarily terminates his employment, his options would remain exercisable for, depending on the grant, either 90 days or one year following his termination of employment (or one year following his death if he dies during the post-termination exercise period). In addition, Mr. Dirks’ unvested RSUs would terminate upon his termination of employment.

Change in Control Provisions. If Equity Awards are Not Assumed. If Mr. Dirks’ equity awards are not assumed or substituted in connection with a change in control, then upon the occurrence of the change in control, (1) Mr. Dirks’ options would become fully vested and exercisable and would terminate immediately following the change in control, and (2) his RSUs would become fully vested.

If Equity Awards are Assumed. If Mr. Dirks’ equity awards are assumed or substituted for in connection with a change in control but Mr. Dirks’ employment is terminated without cause during the 24-month period following such change in control, then his RSUs would become fully vested and his options would become fully vested and exercisable.

Termination by Reason of Retirement. Even though we have added a retirement provision to our equity awards, neither Mr. Dirks, nor any other Named Executive Officer would, as of December 31, 2011, satisfy the criteria necessary to retire by reason of retirement, and therefore none of them would have been eligible for any amounts that would become payable upon termination of employment by reason of retirement.

Terms of Annual Bonus Award

The treatment of Mr. Dirks’ annual bonus award upon his termination of employment or the occurrence of a change in control is described under “2011 Annual Bonus Program for all Named Executive Officers,” below.

Messrs. Yocke, Ormsby, and Nelson and Ms. Nelson

Employment Agreements

Under the Terminated Agreements, upon termination of employment other than for cause or by the executive for good reason, and not related to a change in control, Messrs. Yocke, Ormsby, and Nelson and Ms. Nelson would receive base salary continuation for 18 months. Under the Renegotiated Agreements, these executives would instead receive base salary continuation for 24 months. If their termination of employment other than for cause or by the executives for good reason is within 18 months following a change in control, or within six months prior to, but related to a change in control, then each of the executives would instead receive (1) a lump sum cash payment equal to two times the sum of (a) the executive’s base salary and (b) the average of the annual bonus amounts earned by the executive for the three years preceding the year in which the change in control occurs, and (2) continued health insurance coverage for 18 months following the date of termination. In addition, the executives would be entitled to either a Gross-Up Payment or reduction in payments and benefits under the same terms that would apply to Mr. Dirks, as described above. However, under their Renegotiated Agreements, these executives would no longer be entitled to a Gross-Up Payment and, instead, their change in control related payments and benefits would be capped at a statutory safe harbor (thereby avoiding imposition of the change in control related excise tax) if the executives would be better off, on an after tax basis, being capped.

Under each of the Terminated Agreements with Messrs. Yocke, Ormsby and Nelson and Ms. Nelson, in exchange for the severance compensation and the other benefits, if the executive or Company terminates the executive’s employment for any reason other than the executive’s death or disability during the term of the employment agreement, then the executive would be subject to certain non-competition and non-solicitation restrictions for 18 months after the termination date in addition to other restrictive covenants. These restrictions, however, would also apply upon termination by reason of disability under the Renegotiated Agreements. Additionally, under both the Terminated and the Renegotiated Agreements, the executive would be required to sign a global release of liability.

Termination for Death or Disability. In accordance with the Company’s policies generally applicable to all employees, if the employment of Messrs. Yocke, Ormsby, or Nelson or Ms. Nelson is terminated as a result of the executive’s disability, the executive would be entitled to a benefit equal to $15,000 per month until he reached age 65.

Equity Awards

The description of the terms of the equity awards for Mr. Dirks set forth above apply as well to the terms of the equity awards for Messrs. Yocke, Ormsby, and Nelson and Ms. Nelson.

2011 Annual Bonus Program for all Named Executive Officers

The following termination and change in control provisions of our 2011 Annual Bonus Program apply to the 2011 annual bonuses granted to each of our Named Executive Officers:

Death or Disability. If the executive’s employment terminates prior to December 31, 2011, by reason of his death or total and permanent disability, the 2011 annual bonus award would become payable at the same time as it would otherwise have been paid, calculated as if the executive had continued in employment until December 31, 2011, and based on the actual salary that the executive would have earned had he remained in employment through December 31, 2011, and subject to, and to the extent of, the actual achievement of the performance goals.

Involuntary Termination Without Cause. If the Company terminates the executive’s employment prior to December 31, 2011, other than for cause, then the executive would be entitled to a prorated annual bonus, payable at the same time as this bonus would otherwise have been paid, in an amount equal to the product of (a) the total value of the annual bonus that would have been paid had the executive continued in employment until December 31, 2011, calculated based on the actual salary that would have earned for 2011 had the executive remained in employment through December 31, 2011, and subject to, and to the extent of, the actual achievement of the performance goals; and (b) a fraction, the numerator of which is the number of full months elapsed from January 1, 2011, until the executive’s date of termination, and the denominator of which is 12.

For Cause; Voluntary Termination. If the Company terminates the executive’s employment for cause or the executive voluntarily terminates employment for any reason prior to the date the 2011 annual bonuses are paid out, other than for any of the reasons described above, then the executive’s 2011 annual bonus would terminate and be forfeited immediately.

Change in Control. Upon the consummation of a change in control, if the executive remains continuously employed through such consummation, then the executive would be entitled to a prorated 2011 annual bonus award, payable as soon as practicable following the consummation of the change in control, in an amount equal to the product of (1) the greater of (a) the total value of the annual bonus that would have been paid to the executive had the executive continued in employment until December 31, 2011, subject to, and to the extent of, the actual achievement of the performance goals as of the consummation of the change in control, and (b) the total value of the annual bonus that would have been paid had the executive continued in employment until December 31, 2011, assuming target level of achievement of all applicable performance goals, and (2) a fraction, the numerator of which is the number of full months elapsed from January 1, 2011, until the consummation of the change in control, and the denominator of which is 12.

Assuming the employment of each of the Named Executive Officers had terminated on December 30, 2011, under each of the circumstances set forth in the table below (including the occurrence of a change in control on December 30, 2011), the payments and benefits described above would have the estimated values under their employment agreements, and other applicable plans, programs, policies and agreements, as provided below.

Employment Termination and Change-in-Control Payments and Benefits

Name	Salary ($)		Bonus(1) ($)		Accrued Vacation ($)	Medical Continuation ($)	Death Benefit ($)	Disability Benefits(2) ($)	Value of Accelerated Equity ($)		280G Gross Up(8) ($)	Total ($)
Douglas D. Dirks
Termination prior to the expiration of the employment agreement term, not in connection with a change in control, and either (a) by EHI for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.	1,430,000		—		164,938	27,731	—	—	—			1,622,669
Termination prior to the expiration of the employment agreement term in connection with a change in control (a) by EHI for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.	2,145,000		1,472,222		164,938	27,731	—	—	1,877,084	(3)		5,686,975
Termination (a) prior to the expiration of the employment agreement term by the executive for other than good reason, death or disability, or (b) following the expiration of the employment agreement term (by the executive or EHI) for any reason other than (i) by EHI for cause or (ii) by reason of death or disability.	1,430,000	(4)	—		164,938	—	—	—	—			1,594,938
Change in Control	—		497,269	(5)	—	—	—	—	1,877,084	(6)		2,374,353
Death	—		—		164,938	—	2,145,000	—	1,877,084			4,187,022
Disability	—		—		164,938	—	—	2,100,000	1,877,084			4,142,022
William E. Yocke
Termination prior to the expiration of the employment agreement term, not in connection with a change in control, and either (a) by EHI for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.(7)	577,500		—		57,067	17,474	—	—	—			652,041
Termination prior to the expiration of the employment agreement term in connection with a change in control (a) by EHI for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.	770,000		460,503		57,067	17,474	—	—	574,009	(3)	—	1,879,053
Change in Control	—		210,481	(5)	—	—	—	—	574,009	(6)	—	784,490
Death	—		—		57,067	—	1,155,000	—	574,009		—	1,786,076
Disability	—		—		57,067	—	—	615,000	574,009		—	1,246,076
Lenard T. Ormsby
Termination prior to the expiration of the employment agreement term, not in connection with a change in control, and either (a) by EHI for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.(7)	562,500		—		72,027	27,731	—	—	—		—	662,258
Termination prior to the expiration of the employment agreement term in connection with a change in control (a) by EHI for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.	750,000		367,339		72,027	27,731	—	—	507,183	(3)	—	1,724,280
Change in Control	—		167,712	(5)	—	—	—	—	507,183	(6)	—	674,895
Death	—		—		72,027	—	1,125,000	—	507,183		—	1,704,210
Disability	—		—		72,027	—	—	1,020,000	507,183		—	1,599,210
John P. Nelson
Termination prior to the expiration of the employment agreement term, not in connection with a change in control, and either (a) by EHI for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.(7)	423,750		—		61,866	27,731	—	—	—		—	513,347

Name	Salary ($)	Bonus(1) ($)		Accrued Vacation ($)	Medical Continuation ($)	Death Benefit ($)	Disability Benefits(2) ($)	Value of Accelerated Equity ($)		280G Gross Up(8) ($)	Total ($)
Termination prior to the expiration of the employment agreement term in connection with a change in control (a) by EHI for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.	565,000	264,317		61,866	27,731	—	—	481,857	(3)	—	1,400,771
Change in Control	—	126,346	(5)	—	—	—	—	481,857	(6)	—	608,203
Death	—	—		61,866	—	847,500	—	481,857		—	1,391,223
Disability	—	—		61,866	—	—	2,835,000	481,857		—	3,378,723
Ann W. Nelson
Termination prior to the expiration of the employment agreement term, not in connection with a change in control, and either (a) by EHI for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.(7)	369,000	—		97,396	27,731	—	—			—	494,127
Termination prior to the expiration of the employment agreement term in connection with a change in control (a) by EHI for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.	492,000	240,343		97,396	27,731	—	—	452,605	(3)	—	1,310,075
Change in Control	—	110,077	(5)	—	—	—	—	452,605	(6)	—	562,682
Death	—	—		97,396	—	738,000	—	452,605		—	1,288,001
Disability	—	—		97,396	—	—	2,337,000	452,605		—	2,887,001

(1)	For the year 2011, no cash bonuses were earned under our annual cash bonus program.

(2)

Disability benefits are available to all full-time employees. In the event the Named Executive Officer had been terminated due to disability, the executive would have been entitled to a benefit equal to 66 2/3% of his or her monthly salary, up to a maximum of $15,000 per month until attainment of age 65.

(3)

The value for equity acceleration that is shown for termination of a Named Executive Officer’s employment following a change in control is calculated based on the assumption that the equity awards would be assumed upon the occurrence of the change in control and the executive would be terminated immediately thereafter.

(4)	This amount will be provided only if, and to the extent that, Mr. Dirks does not violate the non-competition covenant in his employment agreement.

(5)

This amount reflects the greater of (a) the actual cash bonus earned by each of our Named Executive Officers with respect to 2011 under the Equity Plan and (b) the value of the 2011 cash bonus determined for such Named Executive Officer based on target level of achievement of all applicable performance goals. For 2011, the cash bonus based on target level of achievement was greater than the actual cash bonus for each of our Named Executive Officers.

(6)

The value of the equity acceleration that is shown for a change in control is calculated based on the assumption that the equity awards would not be assumed in the change in control, and therefore the awards would become vested and exercisable whether or not the Named Executive Officer’s employment had been terminated.

(7)

Under the Renegotiated Agreements, the amounts for Messrs. Yocke, Ormsby and Nelson and Ms. Nelson would be 24 months of continuation of base salary instead of 18 months, which would be $770,000, $750,000, $565,000, and $492,000, respectively.

(8)	None of the NEOs would be entitled to a gross up under section 280G of the Internal Revenue Code as of December 31, 2011.

DIRECTOR COMPENSATION

In 2011, based on recommendations from Pay Governance, we changed the compensation paid to our non-employee Directors to bring various components of their compensation closer to market levels. During 2011, non-employee Directors received an annual cash retainer of $34,000 (increased from $25,000 for 2010), but we eliminated payment of fees for Board meetings. Each non-employee Director continued to receive $1,500 for each Audit Committee meeting attended and $1,000 for each other committee meeting attended. The Chairman of the Board was paid an additional cash fee of $20,000. The chairperson of the Audit Committee was paid an annual cash fee of $12,500 (increased from $10,000), and the remaining Committee chairpersons were paid an additional cash fee of $10,000, as in 2010.

In addition to the cash compensation, on May 26, 2011, each non-employee Director was granted an award of RSUs with a value of $59,984. Subject to accelerated vesting as set forth below, the RSUs will vest in full on May 26, 2012, and will be paid in shares on the vesting date, or if deferred by the Director, six months following termination of Board service. Vested, deferred RSUs will be credited with dividend equivalents which will be reinvested in additional RSUs.

The following table sets forth a summary of the compensation we paid to our non-employee Directors in 2011:

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation(3) ($)	Total ($)
Robert J. Kolesar	58,250	59,984	—	—	—	1,170	119,404
Richard W. Blakey	43,250	59,984	—	—	—	1,934	105,168
Valerie R. Glenn	36,250	59,984	—	—	—	1,934	98,168
Rose E. McKinney-James	50,250	59,984	—	—	—	1,563	111,797
Ronald F. Mosher	68,417	59,984	—	—	—	1,416	129,817
Katherine W. Ong	53,250	59,984	—	—	—	1,578	114,812
Michael D. Rumbolz	81,709	59,984	—	—	—	1,747	143,440
John P. Sande, III	62,083	59,984	—	—	—	1,170	123,237

(1)

With respect to Messrs. Mosher and Rumbolz, the fees earned or paid in cash include $17,000 which was paid to each of them for their participation on the Strategic Opportunities Committee of the Board, which assisted management in its consideration of a strategic opportunity.

(2)	The amounts in the “Stock Awards” column relate to the RSUs granted by the Company in 2011 to the non-employee Directors under the Equity Plan.

The RSUs granted in 2011 will vest on May 26, 2012. The fair market value of each share of common stock subject to the RSUs on the date of grant for each non-employee Director was $16.30. As of December 31, 2011, each non-employee Director had 3,680 unvested RSUs. The amounts shown do not reflect compensation actually received by the non-employee Director but rather represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, excluding any assumption for future forfeitures. Dividend equivalents will be credited to those non-employee Directors who elect to defer settlement of the RSUs until 6 months after termination of Board service. There were no actual forfeitures of stock awards by any of our Directors in 2011 and all other assumptions used to calculate the expense amounts shown are set forth in Note 13 to the 2011 Consolidated Financial Statements.

(3)

All Other Compensation includes the aggregate incremental costs associated with the non-employee Directors’ and their guests’ (i.e., spouse, family member or similar guest) attending board meetings and/or board activities.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee consisted of Messrs. Rumbolz, Chair, and Sande and Ms. Ong until May 26, 2011 and Messrs. Sande, Chair, Mosher and Kolesar thereafter. None of these Directors were at any time during 2011, or before, an officer or employee of Employers Holdings or any of its subsidiaries required to be disclosed under Item 404 of Regulation S-K of the Exchange Act. As noted below under “Certain Relationships and Related Transactions,” Mr. Sande is the Chairman of the Board of the Reno Tahoe Open. None of the executive officers of the Company or its subsidiaries served as a Director or member of the Compensation Committee (or other committee serving an equivalent function) of any other entity, whose executive officer served on Employers Holdings, or its subsidiaries, Boards of Directors or their Compensation Committees.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Board of Directors has adopted the Related Person Transactions Policy and Procedures which is available on our website at www.employers.com and a print copy will be made available to any stockholder who requests it. Among other things, this policy provides that any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of our subsidiaries) was, is or will be a participant and the amount involved exceeds $25,000, and in which any related person had, has or will have a direct or indirect material interest, must be reported to the Company not less than annually. The Audit Committee reviews these related party transactions at least annually and considers all of the relevant facts and circumstances available to the Committee, including but not limited to: the benefits to the Company; the impact on a Director’s independence in the event the related person is a Director, an immediate family member of a Director or an entity in which a Director is a partner, stockholder or Executive Officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally. The Audit Committee may approve only those related party transactions that are in, or are not inconsistent with, the best interests of the Company and of our stockholders, as the Audit Committee determines in good faith.

No Director, executive officer, or other significant officer has loans or other debt with Employers Holdings or its subsidiaries.

Following is a list of transactions that may be considered related party transactions. The Audit Committee reviewed, approved and/or ratified each transaction.

Dr. Blakey, one of our Directors, is a practicing board certified orthopaedic surgeon, Director and Chairman of the Board of the Reno Orthopaedic Clinic. In 2009, 2010, and 2011, EICN paid Reno Orthopaedic Clinic $307,459, $301,158, and $205,503, respectively, for medical services it provided to injured workers. In 2009, 2010 and 2011, EICN paid the Reno Orthopaedic Surgery Center $0, $40,527.19, and $33,939, respectively. Dr. Blakey was formerly a member of the Board of Directors of ARC Medcenters, LLC. In 2009, 2010, and 2011, EICN paid ARC Medcenters, LLC approximately $0, $0, and $0, respectively, for medical services it provided to injured workers. Dr. Blakey was also formerly the Chairman of the Board of the Reno Spine Center. EICN intends to continue its relationships with certain medical providers at Reno Orthopaedic Clinic and Reno Orthopaedic Surgery Center.

Ms. Glenn, one of our Directors, is the Chief Executive Officer of MPR, dba The Glenn Group, formerly known as Rose/Glenn Group. In 2009, 2010, and 2011, the Company paid Rose/Glenn Group and/or The Glenn Group $817,090 (of which $527,073 of the $817,090 was paid to outside vendors), $351,096 (of which $163,755 of the $351,096 was paid to outside vendors), and $320,633 (of which $212,077 was paid to outside vendors) respectively, for advertising services it provided to the Company. The Company plans to continue utilizing the services of The Glenn Group in 2012 for branding and marketing consultation services.

Mr. Sande, one of the Company’s Directors, is Chairman of the Board of the Reno Tahoe Open, a PGA tournament event, of which the Company was a sponsor and paid $1,500, $0, and $0 in 2009, 2010, and 2011, respectively, in connection with such sponsorship.

Executive Officers of the Registrant

The following provides information regarding our senior executive officers and key employees as of February 3, 2012. No family relationships exist among our directors or executive officers.

Name	Age(1)	Position
Douglas D. Dirks	53	President and Chief Executive Officer of Employers Holdings, Inc.
William E. Yocke	61	Executive Vice President and Chief Financial Officer of Employers Holdings, Inc.
Lenard T. Ormsby	59	Executive Vice President, Chief Legal Officer, General Counsel and Corporate Secretary of Employers Holdings, Inc.
Ann W. Nelson	50	Executive Vice President, Corporate and Public Affairs, of Employers Holdings, Inc.
John P. Nelson	49	Executive Vice President and Chief Administrative Officer of Employers Holdings, Inc.
Richard P. Hallman	48	Senior Vice President and Chief Information Officer of Employers Holdings, Inc.

(1)	At December 31, 2011.

Executive Officers

Douglas D. Dirks. Mr. Dirks has served as President and Chief Executive Officer of Employers Holdings, EGI and their predecessors since their creation in April 2005 and as President and Chief Executive Officer of EICN, ECIC, EPIC and EAC since February 1, 2011. He has served as Chief Executive Officer of EICN and ECIC since January 2006 and as Chief Executive Officer of EPIC, EAC, EIG Services, Inc., Pinnacle Benefits, Inc., and AmSERV, Inc. since November 2008. He served as President and Chief Executive Officer of EICN from January 2000 until January 2006, and served as President and Chief Executive Officer of ECIC from May 2002 until January 2006. Mr. Dirks has served as President and Chief Executive Officer of Employers Occupational Health, Inc. (“EOH”) and Elite Insurance Services, Inc. (“EIS”) since 2002. He has been a Director of Employers Holdings, EGI and their predecessors since April 2005; a Director of EIS since 1999, EICN since December 1999, EOH since 2000, ECIC since May 2002, and a Director of EPIC, EAC, EIG Services, Inc., Pinnacle Benefits, Inc. and AmSERV, Inc. since November 2008. Mr. Dirks was the Chief Executive Officer of the Fund from 1995 to 1999 and its Chief Financial Officer from 1993 to 1995. Prior to joining the Fund, he served in senior insurance regulatory positions and as an advisor to the Nevada Governor’s Office. Mr. Dirks also has worked in the public accounting and investment banking industries and is a licensed Certified Public Accountant in the state of Texas. He presently serves on the Board of Directors of the Nevada Insurance Guaranty Association and the Nevada Insurance Education Foundation. Mr. Dirks holds B.A. and M.B.A. degrees from the University of Texas and a J.D. degree from the University of South Dakota.

William E. Yocke. Mr. Yocke has served as Executive Vice President and Chief Financial Officer of Employers Holdings since February 2007. He served as Executive Vice President and Chief Financial Officer for EICN and ECIC from June 2005 to February 2007. He has been Treasurer of EPIC, EAC, and the Treasurer and Chief Financial Officer for EIG Services, Inc., Pinnacle Benefits, Inc. and AmSERV, Inc. since October 31, 2008. He has also been Treasurer of Employers Holdings, EGI and their predecessors and EICN, ECIC, EOH and EIS since 2005. Mr. Yocke is a Director of EPIC, EAC, EIG Services, Inc. and Pinnacle Benefits, Inc. since October 31, 2008. Mr. Yocke has been a Director of ECIC since November 2005 and EICN since April 2007. Prior to joining the Company, Mr. Yocke was Senior Vice President for the Willis Group, a London-based risk management and insurance intermediary, from 2004 to 2005. Previously, he served as Chief Financial Officer for AVRA Insurance Company from 2002 to 2004, Director of Deloitte & Touche West Region Actuarial and Risk Management Consulting from 1996 to 2002, and Director of West Region Risk Management Consulting

for Ernst & Young LLP from 1987 to 1996. Mr. Yocke is a licensed Certified Public Accountant in the state of California. Mr. Yocke holds a B.S. degree from St. Mary’s College of California.

Lenard T. Ormsby. Mr. Ormsby has served as Executive Vice President, General Counsel, Chief Legal Officer and Secretary of Employers Holdings since February 2007. He was appointed Corporate Secretary to EIG in April 2005, General Counsel in October 2006 and Chief Legal Officer in November 2006. He previously served as Executive Vice President and General Counsel of EICN and ECIC from June 2002 to November 2006. He has served as Secretary or Assistant Secretary of EICN, ECIC, EOH and EIS since 2002, EGI since April 2005, and as Assistant Secretary of EPIC, EAC, Pinnacle Benefits, Inc., EIG Services, Inc. and AmSERV (and their predecessors) since November 2008. Mr. Ormsby has been a Director of ECIC since June 2004, EICN since April 2007, and EPIC, EAC, Pinnacle Benefits, Inc., EIG Services, Inc. and AmSERV (and their predecessors) since November 2008. He was Chief Operating Officer of the Fund and EICN from 1999 to June 2002 and General Counsel of the Fund from 1995 to 1999. Before joining the Fund, Mr. Ormsby was a partner in the Nevada law firm of McDonald, Carano, Wilson, McCune, Bergin, Frankovich & Hicks. Mr. Ormsby is a retired Lt. Colonel from the U.S. Military where he served for over 25 years in the Nebraska and Nevada Air National Guard and the U.S. Air Force.

Ann W. Nelson. Ms. Nelson has served as Executive Vice President, Corporate and Public Affairs of Employers Holdings since February 2007. She has served as Executive Vice President, Corporate and Public Affairs of EICN and ECIC since January 2006. Ms. Nelson served EICN as Associate General Counsel from January through December 1999, as General Counsel from December 1999 through July 2002, Executive Vice President of Government Affairs from July 2002 through July 2004, and Executive Vice President of Strategy and Corporate Affairs from July 2004 through December 2005. Ms. Nelson’s governmental experience includes service as Legal Counsel to Nevada Governor Bob Miller from 1994 to 1999, and as a Deputy District Attorney in the Civil Division of the Washoe County District Attorney’s Office in Reno, Nevada from 1993 through 1994. Ms. Nelson holds a B.A. degree from the University of Nevada, Reno, and a J.D. degree, cum laude, from the University of San Francisco School of Law. She is a member of the Washoe County Bar Association and the State Bar of Nevada.

John P. Nelson. Mr. Nelson has been Executive Vice President and Chief Administrative Officer of Employers Holdings since June 2008. He has been Senior Vice President and Chief Administrative Officer of Employers Holdings since February 2007 and Senior Vice President and Chief Administrative Officer of EICN and ECIC since July 2004. Prior to joining the Company, he was Vice President, Human Resources & Administration for Fielding Graduate University in Santa Barbara, California from October 1993 to June 2004. Mr. Nelson has 27 years of experience in the field of Human Resources.

Richard P. Hallman. Mr. Hallman has been Senior Vice President and Chief Information Officer of Employers Holdings since January 2011. He has been Senior Vice President and Chief Information Officer of Employers Insurance Company of Nevada since June 2010 and previously served for five years as Vice President of Information Technology—Infrastructure and Operations of Employers Insurance Company of Nevada, managing enterprise-wide IT systems and critical data center operations. Prior to joining the Company, Mr. Hallman held senior IT leadership positions at Intuit, Inc. where he managed data center operations, IT site facilities and the company’s IT payroll operations activities. While at Intuit, Inc., he also provided strategic and tactical IT support to various business units. Mr. Hallman was also the IT Operations Manager for Computing Resources Inc. providing direct technology management for ACH payroll processing to over 80 banking partners. He is an Information Technology veteran with over 20 years of leadership experience. Mr. Hallman is also retired from the U.S. Military where he served for over 23 years in the Nevada Air National Guard and the U.S. Air Force.

Key Employees

Name	Position
Stephen V. Festa	Senior Vice President and Chief Claims Officer
Cecelia M. Abraham	Senior Vice President and Corporate Underwriting Officer
T. Hale Johnston	Senior Vice President and Regional Manager of the Pacific Region
Gretchen K. Hofeling	Vice President and Corporate Controller
David M. Quezada	Senior Vice President and General Manager of Strategic Partnerships and Alliances
Mark R. Hogle	Senior Vice President and Regional Manager of the Eastern Region

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and accompanying footnotes show information regarding the beneficial ownership of our voting securities as of March 26, 2012, by:

•	each person who is known by us to own beneficially more than 5% of our voting securities;

•	each Director;

•	each named executive officer; and

•	all Directors and executive officers as a group.

Except as otherwise indicated, we believe that the beneficial owners listed below, based on information furnished by such owners, will have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Shares of common stock underlying options and restricted stock units that are currently exercisable or exercisable within 60 days of March 26, 2012 are considered outstanding and beneficially owned by the person holding the options for the purposes of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. As of March 26, 2012, 31,995,685 shares of common stock were outstanding.

Name of Beneficial Owner(1)	Common Stock Beneficially Owned		Percent of Class
Blue Harbour Group, LP 646 Steamboat Road, Greenwich, CT 06830	1,878,034	(2)	5.9
The Vanguard Group, Inc., 100 Vanguard Blvd., Malvern, PA 19355	1,954,886	(3)	6.1
BlackRock, Inc., 55 East 52nd Street, New York, NY 10055	1,817,831	(4)	5.7
Lee Munder Capital Group LLC, 200 Clerendon Street, T-28, Boston, MA 02116	1,997,668	(5)	6.2
Robert J. Kolesar	23,806		*
Richard W. Blakey	36,555		*
Valerie R. Glenn	45,217	(6)	*
Rose E. McKinney-James	16,149		*
Ronald F. Mosher	27,534	(7)	*
Katherine W. Ong	19,909		*
Michael D. Rumbolz	27,986	(8)	*
John P. Sande, III	20,686	(9)	*
Douglas D. Dirks	376,547	(10)	*
Lenard T. Ormsby	99,405	(11)	*
William E. Yocke	112,753	(12)	*
Ann W. Nelson	87,958	(13)	*
John P. Nelson	84,542	(14)	*
All Directors and Executive Officers as a group (13) persons	979,047	(15)	3.1

*	Represents less than 1%

(1)	The address of all current executive officers and directors listed above is in the care of the Company.

(2)

Information concerning stock ownership obtained from the Schedule 13G filed with the SEC on February 13, 2012. Blue Harbour Group, LP reported shared voting and dispositive power with respect to all 1,878,034 shares of common stock.

(3)

Information concerning stock ownership obtained from the Schedule 13G/A filed with the SEC on February 9, 2012. The Vanguard Group, Inc. reported sole voting power with respect to 53,764 shares of common stock, sole dispositive power with respect to 1,901,122 shares of common stock and shared dispositive power with respect to 53,764 shares of common stock.

(4)

Information concerning stock ownership obtained from Schedule 13G filed with the SEC on February 9, 2012. BlackRock, Inc. reported sole voting and dispositive power with respect to all 1,817,831 shares of common stock.

(5)

Information concerning stock ownership obtained from the Schedule 13G filed with the SEC on February 8, 2012. Lee Munder Capital Group reported sole voting power with respect to all 1,997,668 shares of common stock.

(6)	Includes 29,683 shares of common stock beneficially owned by the Glenn Family Trust.

(7)	Includes 12,000 shares of common stock beneficially owned by the Ronald F. Mosher Retirement Trust.

(8)	Includes 13,490 shares of common stock beneficially owned by the Michael and Geri Rumbolz Living Trust.

(9)	Includes 5,500 shares of common stock beneficially owned by the G&J Sande Family Trust.

(10)

Includes (i) 261,222 shares of common stock subject to options that were exercisable as of March 26, 2012 or that will become exercisable within 60 days of March 26, 2012; and (ii) 7,375 restricted stock units that will vest within 60 days of March 26, 2012.

(11)

Includes (i) 74,537 shares of common stock subject to options that were exercisable as of March 26, 2012 or that will become exercisable within 60 days of March 26, 2012; and (ii) 1,975 restricted stock units that will vest within 60 days of March 26, 2012.

(12)

Includes (i) 6,250 shares of common stock beneficially owned by the Yocke 2006 Family Trust; (ii) 82,437 shares of common stock subject to options that were exercisable as of March 26, 2012 or that will become exercisable within 60 days of March 26, 2012; and (iii) 2,250 restricted stock units that will vest within 60 days of March 26, 2012.

(13)

Includes (i) 66,914 shares of common stock subject to options that were exercisable as of March 26, 2012 or that will become exercisable within 60 days of March 26, 2012; and (ii) 1,800 restricted stock units that will vest within 60 days of March 26, 2012.

(14)

Includes (i) 63,558 shares of common stock subject to options that were exercisable as of March 26, 2012 or that will become exercisable within 60 days of March 26, 2012; and (ii) 1,975 restricted stock units that will vest within 60 days of March 26, 2012.

(15)

Includes (i) 548,668 shares of common stock subject to options that were exercisable as of March 26, 2012 or that will become exercisable within 60 days of March 26, 2012; and (ii) 15,375 restricted stock units that will vest within 60 days of March 26, 2012.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Employers Holdings’ Directors and certain officers are required to report their ownership and changes in ownership of Employers Holdings common stock to the SEC. These individuals are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon a review of the forms filed and received, the Company believes that its Section 16(a) officers and Directors timely filed all of the required forms, other than for a late Form 4 filed by Richard P. Hallman on September 27, 2011 in respect of two acquisitions of common stock during September 2011.

AUDIT MATTERS

Audit Committee Independence

The three members of Employers Holdings’ Audit Committee are independent (as independence is defined by the provisions of Section 303A.02 of the Listing Standards).

Communications with the Audit Committee

Complaints or concerns about accounting matters may be submitted to the Audit Committee in any of the following ways:

•	by mailing a written description of the complaint or concern to the following address:

Corporate Compliance Reporting
Employers Holdings, Inc.
748 S. Meadows Parkway, Suite A9, #249
Reno, Nevada 89521

•	by sending a written description of the complaint or concern to the following e-mail address: CorporateComplianceOfficer@employers.com; or

•	by calling the toll-free hotline and talking to a disinterested person at (800) 826-6762.

Reports may be made anonymously. The Corporate Compliance Officer will check the above mailbox, e-mail address, and telephone hotline messages on a regular basis and will promptly review and log all submissions. Any concerns regarding accounting, internal controls or auditing matters requiring immediate Audit Committee action will be submitted to the Chairman of the Audit Committee within 24 hours. Reports of suspected violations of law and Company policies will be investigated appropriately. The Corporate Compliance Officer will provide periodic reports to the Audit Committee regarding the submissions relating to accounting, internal controls or auditing matters and the investigation and resolution of such matters.

Audit Committee Report

In connection with the financial statements for the fiscal year ended December 31, 2011, the Audit Committee has:

•	reviewed and discussed the audited financial statements with management;

•

discussed with Ernst & Young, the Company’s independent registered public accounting firm, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•

received the written disclosure and letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young its independence.

Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors, at the February 29, 2012 meeting of the Board, that Employers Holdings’ audited financial statements for the year ended December 31, 2011 be included in the Annual Report on Form 10-K filed with the SEC. The Board has approved the inclusion of this Audit Committee Report in this Proxy Statement.

/s/ Audit Committee

Michael D. Rumbolz, Chair (member for fiscal year 2011 and Chair commencing May 26, 2011)
John P. Sande, III
Richard W. Blakey (member commencing May 26, 2011)
Ronald F. Mosher (former member and Chair until May 26, 2011)

Service Fees Paid to Independent Accounting Firm

The Audit Committee engaged Ernst & Young to perform an annual audit of the Company’s financial statements for the fiscal year ended December 31, 2011 and the Company’s internal controls over financial reporting as of December 31, 2011. Following is the breakdown of fees paid to Ernst & Young by the Company for the last two fiscal years.

Audit Fees. Fees incurred for audit services provided by Ernst & Young approximated $1,795,795 and $1,763,000 for fiscal years 2011 and 2010, respectively. These amounts include the annual financial statement audits for the years ended December 31, 2011 and 2010; audit of the Company’s internal controls over financial reporting as of December 31, 2011 and 2010; reviews of the Company’s quarterly financial statements; annual statutory audits of the Company’s insurance subsidiaries for the year ended December 31, 2011 and 2010; and comfort letters and consents related to registration statements. All of such audit fees were pre-approved by the Audit Committee.

Audit-Related Fees. Fees incurred for audit-related services provided by Ernst & Young related to employee benefit plan audits, and claims system post implementation testing approximated $221,455 and $57,000 for fiscal years ended 2011 and 2010. All of such audit-related fees were pre-approved by the Audit Committee.

Tax fees. The Company has not incurred any tax-related fees from Ernst & Young for 2011 or 2010.

All Other Fees. The Company paid Ernst & Young $40,000 for its assistance with the triennial examinations conducted on our four insurance subsidiaries by the Departments of Insurance of Nevada, California and Florida. The Company did not incur any other fees from Ernst & Young for 2010. These non-audit fees were pre-approved by the Audit Committee.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee’s pre-approval policies and procedures for the Auditor’s Fees are contained in its Charter, a copy of which is available on our website at www.employers.com and available in print form to any stockholder who requests it. Specifically, under paragraph 2 of the “Authority, Responsibilities, and Limitations” section, the committee reviews and, in its sole discretion, approves in advance the Company’s independent auditor’s annual engagement letter, including the proposed fees contained therein, as well as all audit and, as provided in the Exchange Act and the SEC rules and regulations promulgated thereunder, all permitted non-audit engagements and relationships between the Company and such independent auditors (which approval is made after receiving input from the Company’s management, if desired). Approval of audit and permitted non-audit services is made by the Committee or by one or more members of the Committee as designated by the Committee or the Chairman of the Committee, and the person(s) granting such approval report such approval to the Committee at the next scheduled meeting.

GOVERNANCE DOCUMENT INFORMATION

Employers Holdings Board of Directors Committee Charters, Corporate Governance Guidelines, Related Person Transactions Policy and Procedures, Code of Business Conduct and Ethics, and Code of Ethics for Senior Financial Officers are posted on the Company’s website at www.employers.com. Copies of these documents will be delivered, free of charge, to any stockholder who requests them from Vice President, Investor Relations, Vicki Erickson Mills, at (775) 327-2794.

SUBMISSION OF STOCKHOLDER PROPOSALS

Stockholder proposals intended for inclusion in the next year’s proxy statement pursuant to Rule 14a-8 under the Exchange Act must be directed to the Corporate Secretary, Employers Holdings, Inc., at 10375 Professional Circle, Reno, Nevada 89521, and must be received by December 14, 2012. In order for proposals of stockholders made outside of Rule 14a-8 under the Exchange Act to be considered “timely” within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be received by the Corporate Secretary at the above address by February 24, 2013. The Company’s Bylaws require that proposals of stockholders made outside of Rule 14a-8 under the Exchange Act must be submitted, in accordance with the requirements of the Bylaws, not later than February 23, 2013 and not earlier than January 24, 2013.

DISTRIBUTION INFORMATION

Only one Annual Report to Stockholders and Proxy Statement is being delivered to multiple stockholders sharing an address unless Employers Holdings received other instructions from one or more of the stockholders.

If a stockholder wishes to receive a hard copy of the Annual Report or Proxy Statement, he or she should contact Employers Holdings’ transfer agent, Wells Fargo Shareholder Services, at 1-800-468-9716 or by writing to Wells Fargo Shareowner Services at P.O. Box 64854, St. Paul, MN 55164-0854 or www.wellsfargo.com/shareownerservices. The stockholder will be sent, without charge, a hard copy of the Annual Report and/or Proxy Statement promptly upon request.

GENERAL

The Board of Directors knows of no other matters which will be presented at the Annual Meeting. However, if other matters properly come before the Annual Meeting, the person or persons voting your shares pursuant to instructions by proxy card will vote your shares in accordance with their best judgment on such matters.

Employers Holdings will bear the expense of preparing, printing and mailing this Proxy Statement. Officers and regular employees of Employers Holdings and its subsidiaries may solicit the return of proxies. However, they will not receive additional compensation for soliciting proxies. Employers Holdings has engaged the services of Morrow & Co., LLC to assist it in the solicitation of proxies at an anticipated cost of $6,850, plus reasonable and customary disbursements. Employers Holdings has requested brokers, banks, and other custodians, nominees, and fiduciaries to send notice and proxy materials to beneficial owners and will, upon request, reimburse them for their expense in so doing. Solicitations may be made by mail, telephone, email, Internet, or other means.

So that your shares may be represented if you do not plan to attend the Annual Meeting, please vote your proxy by telephone or by the Internet or by returning the enclosed proxy card in the postage prepaid envelope as soon as possible. Your prompt response will greatly facilitate arrangements for the Annual Meeting, and your cooperation is appreciated.

On Behalf of the Board of Directors,

Lenard T. Ormsby, Secretary
April 13, 2012

EMPLOYERS HOLDINGS, INC.

ANNUAL MEETING OF STOCKHOLDERS

Thursday, May 24, 2012
10:00 a.m. Pacific Daylight Time

RENO-SPARKS CONVENTION CENTER
4590 South Virginia Street
Reno, Nevada 89502

	Employers Holdings, Inc.	Proxy
[LOGO]	10375 Professional Circle
Reno, Nevada 89521-4802

The undersigned hereby appoints Robert J. Kolesar, Richard W. Blakey and John P. Sande III, and each of them, with full power of substitution, to represent the undersigned and as proxies to vote all the common stock of Employers Holdings, Inc. that the undersigned has power to vote, with all powers which the undersigned would possess if personally present at the Annual Meeting of Stockholders to be held on May 24, 2012, or at any adjournment or postponement thereof. In their discretion, the proxies are hereby authorized to vote upon such other business as may properly come before the meeting and any adjournments or postponements thereof.

The validity of this proxy is governed by Nevada law. This proxy does not revoke any prior powers of attorney except for prior proxies given in connection with the Annual Meeting.

This proxy is solicited on behalf of the Board of Directors. This proxy will be voted as specified by the undersigned. If no choice is specified, the proxy will be voted “FOR” all of the Director nominees listed in Proposal 1, “FOR” approval of the compensation paid to the Company’s Named Executive Officers in Proposal 2, and “FOR” ratification of the Company’s independent accounting firm, Ernst & Young LLP, for 2012 in Proposal 3. You do not need to mark any boxes if you wish to vote as the Board of Directors recommends.

See reverse for voting instructions.

COMPANY #

There are four ways to vote your proxy.

Your telephone or Internet vote authorizes the named proxies to vote your shares by proxy in the same manner as if you signed and returned your proxy card.

VOTE BY PHONE ― TOLL FREE ― 1-800-560-1965 ― QUICK ««« EASY ««« IMMEDIATE
•     Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CDT) on May 23, 2012.
•     Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET ― http://www.eproxy.com/eig ― QUICK ««« EASY ««« IMMEDIATE
•     Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CDT) on May 23, 2012.
•     Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE IN PERSON
•     Sign and date your proxy card and bring it to the Annual Meeting on Thursday, May 24, 2012 at 10:00 a.m. (PDT) at the Reno-Sparks Convention Center, 4590 South Virginia Street, Reno, Nevada.

VOTE BY MAIL (if you have received a paper copy of the Proxy Card along with a return envelope)
•     Mark, sign and date your proxy card and mail it to Employers Holdings, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873 or in the enclosed envelope.

 Please detach here

The Board of Directors recommends a vote FOR Proposals 1, 2 and 3.

			☐	☐
1.	Election of Directors:	01 Valerie R. Glenn	Vote FOR	Vote WITHHELD
		02 Ronald F. Mosher	all nominees	from all nominees
		03 Katherine W. Ong	(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	To approve the Company’s executive compensation.	☐ For	☐ Against	☐ Abstain

3.	Ratification of the appointment of the Company’s independent accounting firm, Ernst & Young LLP, for 2012.	☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

Address Change? Mark Box ☐ Indicate changes below:		Date: ____________________________________

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.